Exhibit 99.1

Item 6.    SELECTED FINANCIAL DATA

The following table of selected financial information should be read in conjunction with our financial statements and related notes thereto included elsewhere in this Annual Report on Form 10-K.

	2008		2007	2006		2005		2004
	(In thousands, except per share amounts)
Operating Information:
Total revenues	$69,357		$74,790	$73,163		$72,408		$62,177
Income from continuing operations	43,192		48,039	45,879		51,037		33,199
Income allocated to noncontrolling interests	307		343	343		349		896
Income allocated to participating securities	159		219	447		147		152
Income allocated to preferred stockholders	14,401		16,923	17,157		17,343		21,385
Net income allocable to common stockholders	28,417		30,613	61,184	(3)	35,219		14,851

Per share Information:
Net Income per Common Share from Continuing Operations Allocable to Common Stockholders:
Basic	$1.23		$1.32	$1.20		$1.49		$0.56
Diluted	$1.23		$1.31	$1.20		$1.48		$0.55

Net Income Per Common Share Allocable to Common Stockholders:
Basic	$1.24		$1.32	$2.64		$1.59		$0.77
Diluted	$1.24		$1.31	$2.51		$1.56		$0.76

Common Stock Distributions declared	$1.56		$1.50	$1.08	(1)	$1.65	(1)	$1.125
Common Stock Distributions paid	$1.56		$1.50	$1.44		$1.29		$1.125

Balance Sheet Information:
Total assets	$506,053		$544,105	$567,767		$585,271		$547,880
Total debt (2)	36,753	(4)	52,295	53,811		92,361		96,764

(1)	Dividends for the first quarter of 2006 were declared in the fourth quarter of 2005.

(2)	Includes bank borrowings, mortgage loans payable, bonds payable and capital lease obligations and senior participation payable.

(3)

Higher due to the gain of $32.6 million relating to the four assisted living properties sold in 2006, as described in Item 8. FINANCIAL STATEMENTS — Note 6. Real Estate Investments, and the $0.5 million gain recognized in 2006 from the sale of the National Health Investors, Inc. (or NHI) common stock, as described in Item 8. FINANCIAL STATEMENTS — Note 8. Marketable Securities.

(4)

Lower due to the pay off during 2008 of a mortgage loan in the amount of $14.2 million secured by four assisted living properties located in Ohio, as described in Item 8. FINANCIAL STATEMENTS — Note 9. Debt Obligations.

Item 7.                       MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Executive Overview

Business

We are a self-administered health care real estate investment trust (or REIT) that invests primarily in long-term care and other health care related properties through mortgage loans, property lease transactions and other investments.  In 2008, long-term care properties, which include skilled nursing and assisted living properties, comprised approximately 98% of our investment portfolio.

The following table summarizes our “direct real estate investment portfolio” (properties that we own or on which we hold promissory notes secured by first mortgages) as of December 31, 2008 (dollar amounts in thousands):

Type of Property	Gross Investments	Percentage of Investments	For the year ended 12/31/08 Rental Income	For the year ended 12/31/08 Interest Income (3)	Percentage of Revenues (4)	Number of Properties	Number of Beds/ Units (2)	Investment per Bed/Unit	Number of Operators (1)	Number of States (1)
Assisted Living Properties	$282,084	48.6%	$28,046	$3,063	46.2%	101	4,598	$61.35	13	22
Skilled Nursing Properties	285,814	49.2%	28,349	6,338	51.6%	101	11,707	$24.41	36	20
Schools	13,020	2.2%	1,167	307	2.2%	2	N/A	N/A	2	2
Totals	$580,918	100.0%	$57,562	$9,708	100.0%	204	16,305

(1)   We have investments in 30 states leased or mortgaged to 46 different operators.

(2)   See Item 1. Business General — Owned Properties for discussion of bed/unit count.

(3)   Includes Interest Income from Mortgage Loans.

(4)   Includes Rental Income and Interest Income from Mortgage Loans.

As of December 31, 2008 we had $449.7 million in carrying value of net real estate investment, consisting of $372.1 million or 83% invested in owned and leased properties and $77.6 million or 17% invested in mortgage loans secured by first mortgages.

For the year ended December 31, 2008, rental income and interest income from mortgage loans represented 83.0% and 14.0%, respectively, of total gross revenues.   In most instances, our lease structure contains fixed annual rental escalations, which are generally recognized on a straight-line basis over the minimum lease period in accordance with SFAS No. 13. “Accounting for Leases.”  Certain leases have annual rental escalations that are contingent upon changes in the Consumer Price Index and/or changes in the gross operating revenues of the property.  This revenue is not recognized until the appropriate contingencies have been resolved.  This lease structure initially generates lower revenues and net income but enables us to generate additional growth and minimize non-cash straight-line rent over time.  For the years ended December 31, 2008, 2007, and 2006 we recorded $3.5 million, $4.8 million, and $3.1 million, respectively in straight-line rental income.  Also during 2008 we recorded $0.1 million of straight-line rent receivable reserve.  Straight-line rental income on a same store basis will increase from $3.5 million for annual 2008 to $4.1 million for projected annual 2009 assuming no new leased investments with fixed annual rental escalations are added to our portfolio.  During the year ended December 31, 2008 we received $54.7 million of cash rental revenue and recorded $0.6 million of lease inducement costs. At December 31, 2008 and 2007, the straight-line rent receivable balance, net of reserves, on the balance sheet was $13.9 million and $10.5 million, respectively.

Our primary objectives are to sustain and enhance stockholder equity value and provide current income for distribution to stockholders through real estate investments in long-term care properties and other health care related properties managed by experienced operators.  To meet these objectives, we attempt to invest in properties that provide opportunity for additional value and current returns to our stockholders and diversify our investment portfolio by geographic location, operator and form of investment.  We opportunistically consider investments in health care facilities in related businesses where the business model is similar to our existing model and the opportunity provides an attractive expected return.  Consistent with this strategy, we pursue, from time to time, opportunities for potential acquisitions and investments, with due diligence and negotiations often at different stages of development at any particular time.

•                  For investments in skilled nursing properties, we favor low cost per bed opportunities, whether in fee simple properties or in mortgages.  The average per bed cost of our owned skilled nursing properties is approximately $33,200 per bed while that of properties subject to our mortgages is approximately $10,300 per bed.

•                  Additionally with respect to skilled nursing properties, we attempt to invest in properties that do not have to rely on a high percentage of private-pay patients.  We seek to invest primarily in properties that are located in suburban and rural areas of states.  We prefer to invest in a property that has significant market presence in its community and where state certificate of need and/or licensing procedures limit the entry of competing properties.

•                  For assisted living investments we have attempted to diversify our portfolio both geographically and across product levels.  Thus, we believe that although the majority of our investments are in affordably priced units, our portfolio also includes a significant number of upscale units in appropriate markets with certain operators.

Substantially all of our revenues and sources of cash flows from operations are derived from operating lease rentals and interest earned on outstanding loans receivable.  Our investments in mortgage loans and owned properties represent our primary source of liquidity to fund distributions and are dependent upon the performance of the operators on their lease and loan obligations and the rates earned thereon.  To the extent that the operators experience operating difficulties and are unable to generate sufficient cash to make payments to us, there could be a material adverse impact on our consolidated results of operations, liquidity and/or financial condition.  To mitigate this risk, we monitor our investments through a variety of methods determined by the type of health care facility and operator.  Our monitoring process includes periodic review of financial statements for each facility, periodic review of operator credit, scheduled property inspections and review of covenant compliance relating to real estate taxes and insurance.

In addition to our monitoring and research efforts, we also structure our investments to help mitigate payment risk.  Historically we have financed up to 90 percent of the stabilized market value of a property.  Due to current market uncertainties we most likely will finance lower than our historical percentage.  Some operating leases and loans are credit enhanced by guaranties and/or letters of credit.  In addition, operating leases are typically structured as master leases and loans are generally cross-defaulted and cross-collateralized with other loans, operating leases or agreements between us and the operator and its affiliates.

Depending upon the availability and cost of external capital, we anticipate making additional investments in health care related properties.  New investments are generally funded from cash on hand and temporary borrowings under our unsecured line of credit and internally generated cash flows.  Our investments generate internal cash from rent and interest receipts and principal payments on mortgage loans receivable.  Permanent financing for future investments, which replaces funds drawn under our unsecured line of credit, is expected to be provided through a combination of public and private offerings of debt and equity securities and secured debt financing.  The timing, source and amount of cash flows provided by financing activities and used in investing activities are sensitive to the capital markets environment, especially to changes in interest rates.  Changes in capital markets environment may impact the availability of cost-effective capital.  We believe our liquidity and various sources of available capital are sufficient to fund operations, meet debt service obligations (both principal and interest), make dividend distributions and finance future investments during the current period of tightened credit conditions.

Economic Climate

Through 2008, the U.S experienced challenging financial markets, tighter credit conditions, and slower growth.  Continued concerns about the systemic impact of inflation, energy costs, declining business and consumer confidence, and a weakened real estate market have contributed to increased market volatility and diminished expectations for the U.S. economy.  As a result, the cost and availability of credit has been and may continue to be adversely affected by illiquid credit markets and wider credit spreads.  Continued turbulence in the U.S. and international markets and economies may adversely affect our liquidity and financial condition, and the liquidity and financial condition of our operators.

We expect that the deterioration in the credit markets should exert downward pressure on prices of long term care properties, although the lack of recent transaction volume makes it difficult to determine if this is occurring. However, we believe our business model has enabled and will continue to allow us to maintain the integrity of our property investments, including in response to financial difficulties that may be experienced by operators.  Traditionally, we have taken a conservative approach to managing our business, choosing to maintain liquidity and exercise patience until favorable investment opportunities arise.

At December 31, 2008, we had $21.1 million of cash on hand and $80.0 million available on our unsecured line of credit with no scheduled maturities other than the maturity date of July 17, 2011.  In calendar year 2009, we have debt maturities of $8.1 million due in October 2009 at an interest rate of 8.43% and $15.6 million due in December 2009 at an interest rate of 8.81%.  The October maturity may be paid 90 days early and the December maturity may be paid six months early.  In calendar year 2009, we have mortgage receivables of $7.6 million maturing in November.

As a result, we believe our liquidity and various sources of available capital are sufficient to fund operations, meet debt service obligations (both principal and interest), make dividend distributions and finance some future investments should we determine such future investments are financially feasible.

Key Transactions

Mortgage Loans.  During 2008 we invested we invested $9.1 million, net of closing fees, in three mortgage loans.  One loan secured by an assisted living property in Florida with 41 units in the amount of $1.0 million has an initial interest rate of 10.5%, increasing 0.125% annually, with a 25-year amortization and matures in November 2009.  The second loan secured by six assisted living properties located in Texas with 108 units in the amount of $6.8 million has an initial interest rate of 9.5%, increasing 0.15% annually, with a 20-year amortization and matures in June 2018.  The final loan secured by a skilled nursing property located in Utah with 84 beds in the amount of $1.4 million has an initial interest rate of 10.0% increasing 0.15% annually, with a 20-year amortization and matures in 11 years.  We also invested $0.6 million under three mortgage loans for capital improvements at an average rate of 11.1%.

Owned Properties.  During 2008, we acquired a 30-bed skilled nursing property located in Ohio for an aggregate price of $1.0 million that was added to an existing master lease at a 10.0% yield and we agreed to provide funding up to $2.0 million to purchase land, construct and equip a new replacement building which will be a combined skilled nursing and assisted living property.  This investment will be at the higher of one-year LIBOR plus 5.3% or 10.0% and construction must be completed by January 18, 2011. Additionally, we invested $3.0 million under agreements to expand and renovate 13 properties operated by seven different operators.  These investments are at an average yield of approximately 10.0%.

Debt Obligations.  We amended and extended our Unsecured Revolving Credit Agreement at an initial commitment amount of $80.0 million.  The Credit Agreement provides for the opportunity to increase the credit amount up to a total of $120.0 million.  The prior agreement did not have an expansion provision. The Credit Agreement provides a revolving line of credit with no scheduled maturities other than the maturity date of July 17, 2011.  The interest rates under the Credit Agreement remain the same as under our prior credit agreement, Prime Rate plus 0.50% or LIBOR plus 1.5%. We presently have no outstanding borrowings under the Credit Agreement.

Sunwest Management Inc.  On August 19, 2008 we disclosed in a voluntary Current Report on Form 8-K filed with the Securities and Exchange Commission that we had received letters from companies affiliated with Sunwest Management, Inc. (or Sunwest) explaining that Sunwest was experiencing certain negative cash shortfalls which they attributed to properties that had not yet matured in terms of occupancy.  Our relationship with Sunwest is limited to only four properties: two mortgage loans secured by properties in Texas and a master lease covering two properties in California.  We have acted to preserve our investments with respect to Sunwest as described below.

During the year ended December 31, 2008 we did not receive August or September payments on a $1.5 million loan at an interest rate of 11.15% and secured by a first mortgage on a 165-unit assisted living property in Mesquite, Texas operated by Sunwest.  However, in October we received from non-Sunwest equity investors in this property the payment of all past due interest, property tax impounds, attorney’s fees and a $0.1 million replacement reserve.  Interest on the loan, which matures November 19, 2011, represented 1.7% of our interest income from mortgage loans for the year ended December 31, 2008.  On October 31, 2008, we completed an assignment and assumption of the loan to an entity formed by the non-Sunwest equity investors.  One of the non-Sunwest equity investors is operating the property.

During the year ended December 31, 2008 we did not receive August or September payments on a $4.7 million loan at an interest rate of 11.15% and secured by a first mortgage on a 140-unit independent living property in Fort Worth, Texas operated by Sunwest.  Accordingly we did not record interest income of $0.1 million in the third quarter of 2008 related to this mortgage loan.  Interest on the loan represented 5.0% of our interest income from mortgage loans for the three months ended June 30, 2008.  On October 7, 2008 we acquired the property through foreclosure for $4.7 million, the amount of the debt outstanding and capitalized fees associated with the foreclosure.  The property is being operated by a third party under a 10-year lease with two five-year renewal options.  The lease provides for a 10-month rent abatement.  The annual minimum rent is $0.1 million for 2009, $0.5 million for 2010, $0.6 million for 2011 and increases 3% annually commencing January 1, 2012 and thereafter.  Beginning January 1, 2011, total rent payable annually will be equal to 25% of gross revenues but never less than the minimum rent as defined by the lease agreement.  We agreed to provide funding up to $0.9 million for specific capital improvements to the leased property with the yield included in the initial lease rate.  The capital improvements deadline is October 7, 2010.  See Item 8. FINANCIAL STATEMENTS — Note 11. Commitments and Contingencies for further discussion about our commitment agreements.

During the year ended December 31, 2008 we did not receive August, September, October or November payments on a master lease covering a 109-unit assisted living property in Vacaville, California and a 113-unit assisted living property in Bakersfield, California operated by Sunwest.  The total monthly lease payment under the master lease agreement was approximately $0.2 million per month or approximately 4.5% of our monthly rental income as of August 2008.  Accordingly we did not record rental income of $0.8 million and wrote-off $0.1 million of straight-line rent receivable in 2008 related to this lease.  Our total gross investment in the properties under the master lease is approximately $26.2 million or 4.5% of our gross investments in real estate as of December 31, 2008.  As of December 31, 2008, single purpose subsidiaries owned by us owed debt obligations totaling $16.1 million secured by the master lease properties.  Specifically, the outstanding principal balance on the Bakersfield property was $8.2 million at a rate of 8.43% and is due October 1, 2009, and the outstanding principal balance on the Vacaville property was $7.9 million at a rate of 8.69% and is due August 1, 2010.  On December 1, 2008, we leased these properties to a third party under a 10-year lease with two five-year renewal options.  The annual minimum rent will be $1.8 million for the first lease year, $2.1 million for the second lease year, $2.5 million for the third lease year and increases 3% annually commencing on December 1, 2011 and thereafter.  We agreed to provide capital improvement funding up to $1.5 million allocated in two tranches of $0.8 million each.  The yield on the first tranche is included in the initial lease rate and the second tranche is at an 8.5% yield.  The capital improvement deadline is December 1, 2010.  See Item 8. FINANCIAL

STATEMENTS — Note 11. Commitments and Contingencies for further discussion about our commitment agreements.

Key Performance Indicators, Trends and Uncertainties

We utilize several key performance indicators to evaluate the various aspects of our business.  These indicators are discussed below and relate to concentration risk and credit strength.  Management uses these key performance indicators to facilitate internal and external comparisons to our historical operating results in making operating decisions and for budget planning purposes.

Concentration Risk.  We evaluate our concentration risk in terms of asset mix, investment mix, operator mix and geographic mix.  Concentration risk is valuable to understand what portion of our investments could be at risk if certain sectors were to experience downturns. Asset mix measures the portion of our investments that are real property or mortgage loans.  In order to qualify as an equity REIT, at least 75 percent of our total assets must be represented by real estate assets, cash, cash items and government securities.  Investment mix measures the portion of our investments that relate to our various property types.  Operator mix measures the portion of our investments that relate to our top three operators.  Geographic mix measures the portion of our investment that relate to our top five states.

The following table reflects our recent historical trends of concentration risk:

	Period Ended
	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07
	(gross investment, in thousands)
Asset mix:
Real property	$502,617	$497,656	$496,114	$495,202	$492,880
Loans receivable	78,301	87,581	91,040	91,955	92,168

Investment asset mix:
Assisted living properties	$282,084	$282,304	$282,406	$275,313	$274,333
Skilled nursing properties	285,814	289,913	291,728	298,824	297,695
Schools	13,020	13,020	13,020	13,020	13,020

Operator asset mix:
Alterra (1)	$84,210	$84,210	$84,210	$84,210	$84,210
Preferred Care, Inc. (2)	87,150	87,281	87,490	93,197	92,042
ALC	88,034	88,034	88,034	88,034	88,034
Remaining operators	321,524	325,712	327,420	321,716	320,762

Geographic asset mix:
Colorado	$27,706	$27,581	$27,581	$27,581	$27,518
Florida	43,884	43,930	43,975	47,368	46,385
Ohio	56,804	56,804	55,862	55,121	54,010
Texas	104,197	104,637	106,568	102,245	101,721
Washington	27,355	27,376	27,412	27,504	27,593
Remaining states	320,972	324,909	325,756	327,338	327,821

(1)                      Subsequent to December 31, 2008, the name Alterra Healthcare Corporation was changed to Brookdale Senior Living Communities, Inc.

(2)                      Preferred Care, Inc. leases 25 skilled nursing properties under two master leases, one skilled nursing property under a separate lease agreement and operates seven skilled nursing properties securing six mortgage loans receivable we have with unrelated third parties and one mortgage loan receivable we have with Preferred Care.  They also operate one skilled nursing facility under a sub-lease with another lessee which is not included in the Preferred Care operator mix.

Credit Strength.  We measure our credit strength both in terms of leverage ratios and coverage ratios.  Our leverage ratios include debt to book capitalization and debt to market capitalization.  The leverage ratios indicate how much of our balance sheet capitalization is related to long-term debt.  Our coverage ratios include interest coverage ratio and fixed charge coverage ratio.  The coverage ratios indicate our ability to service interest and fixed charges (interest plus preferred dividends). The coverage ratios are based on earnings before interest, taxes, depreciation and amortization.  Leverage ratios and coverage ratios are widely used by investors, analysts and rating agencies in the valuation, comparison, rating and investment recommendations of companies.  The following table reflects the recent historical trends for our credit strength measures:

	Three Months Ended
	12/31/08		9/30/08		6/30/08		3/31/08		12/31/07
Debt to book capitalization ratio	7.4%		7.4%		7.4	%(4)	10.0%		9.8%
Debt & Preferred Stock to book capitalization ratio	45.5%		45.3%		45.2	%(4)	46.7%		48.8%

Debt to market capitalization ratio	5.4	%(1)	4.2%		4.6	%(4)	6.2%		6.4%
Debt & Preferred Stock to market capitalization ratio	30.1	%(1)	23.0%		26.8	%(4)	28.6%		29.9%

Interest coverage ratio	15.4	x(2)	17.1	x(3)	15.0	x(3)	13.6	x	13.0	x
Fixed charge coverage ratio	3.1	x	3.2	x	3.3	x	3.2	x	2.9	x

(1)                      Increase primarily due to the decrease in market capitalization.

(2)                      This decrease is due primarily to non-payment of rental income and mortgage interest income from affiliates of Sunwest Management, Inc., loan pay-offs and lower invested cash balances at lower interest rates, partially offset by lower interest expense due to debt paid off in 2008.  Additionally in the fourth quarter of 2008 we incurred $0.6 million of one-time charges related primarily to lease/loan defaults and terminated transactions.  See Key Transactions above for further discussion on Sunwest non-payment.

(3)                      Increase primarily due to decrease in interest expense relating to repayment of a $14.2 million mortgage loan secured by four assisted living properties located in Ohio.

(4)                      Decrease due to repayment of a $14.2 million mortgage loan secured by four assisted living properties located in Ohio.

We evaluate our key performance indicators in conjunction with current expectations to determine if historical trends are indicative of future results. Our expected results may not be achieved and actual results may differ materially from our expectations.  This may be a result of various factors, including, but not limited to

•                  The status of the economy;

•                  The status of capital markets, including prevailing interest rates;

•                  Compliance with and changes to regulations and payment policies within the health care industry;

•                  Changes in financing terms;

•                  Competition within the health care and senior housing industries; and

•                  Changes in federal, state and local legislation.

Management regularly monitors the economic and other factors listed above.  We develop strategic and tactical plans designed to improve performance and maximize our competitive position. Our ability to achieve our financial objectives is dependent upon our ability to effectively execute these plans and to appropriately respond to emerging economic and company-specific trends.

Operating Results

Year ended December 31, 2008 compared to year ended December 31, 2007

Revenues for the year ended December 31, 2008 decreased to $69.4 million from $74.8 million for the same period in 2007 primarily due to decreases resulting from Sunwest non-payment of rental and interest income, decreases in interest income from mortgage loans and decreases in interest and other income, as discussed below.  See Key Transactions above for further discussion on Sunwest non-payment of rental income and interest income.  Rental income decreased $0.3 million primarily as a result of decreases resulting from non-payment of rental income primarily from Sunwest ($1.0 million) and lower straight-line rent and amortization of lease costs ($1.3 million) partially offset by rental increases provided for in existing lease agreements ($2.0 million).  Same store rental income, properties owned for both years ended December 31, 2008 and 2007, and excluding straight-line rental income increased $2.0 million due to rental increases provided for in existing lease agreements.

Interest income from mortgage loans and notes receivable decreased $2.8 million primarily as a result of mortgage loan payoffs and Sunwest non-payment of interest income, as described in Key Transactions above.

Interest and other income decreased $2.4 million in 2008 from the prior year primarily due to the early redemption of $3.5 million face value of the Skilled Healthcare Group, Inc. (or SHG) Senior Subordinated Notes in 2007 and lower interest income from our investments of cash resulting from lower interest rates and lower cash balances.  See Item 8. FINANCIAL STATEMENTS—Note 8. Marketable Securities for further discussion of the SHG Senior Subordinated Notes early redemption.

Interest expense decreased $0.8 million in 2008 from the prior year primarily due to a decrease in average debt outstanding during the period resulting from the repayment of a $14.2 million mortgage loan and normal amortization of existing mortgage loans. See Item 8. FINANCIAL STATEMENTS—Note 9. Debt Obligations for further discussion of the debt payoff.

Depreciation and amortization expense in 2008 increased $0.7 million from the prior year due to acquisitions and capital improvements made on existing properties.  See Item 8. FINANCIAL STATEMENTS—Note 6. Real Estate Investments.

Operating and other expenses decreased $0.4 million primarily due to a decrease in restricted stock vesting, as described in Item 8. FINANCIAL STATEMENTS—Note 10. Stockholders’ Equity, partially offset by an increase in straight-line rent receivable reserve and increase of one-time charges in the fourth quarter of 2008 related primarily to lease/loan defaults and terminated transactions.

Net income allocable to common stockholders for the year ended December 31, 2008 decreased $2.2 million from the same period in 2007 due to the changes previously described above and offset by a $0.1 million gain on sale of a vacant parcel of land adjacent to a skilled nursing property located New Mexico, a $1.0 million EITF Topic No. D-42, “The effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock” (or EITF D-42), allocation of net income allocable to common stockholders related to the repurchase of 636,300 shares of our 8.0% Series F Cumulative Preferred Stock (or Series F preferred stock) and a $1.5 million decrease in preferred stock dividends primarily due to the repurchase of our Series F preferred stock.  See Item 8. FINANCIAL STATEMENTS—Note 10. Stockholders’ Equity for further discussion on the Series F preferred stock buyback.  During the year ended December 31, 2007, we recognized a $0.1 million gain related to the sale of a closed, previously impaired, skilled nursing property located in Texas and a 59-bed skilled nursing property located in Tennessee.

Year ended December 31, 2007 compared to year ended December 31, 2006

Revenues for the year ended December 31, 2007, were $74.8 million compared to $73.2 million for the same period in 2006.  Rental income increased $5.5 million primarily as a result of properties acquired in 2006 ($1.1 million), rental increases provided for in existing lease agreements ($1.5 million), a new master lease entered into during the fourth quarter of 2006 ($1.7 million)  and increase in straight-line rental income net of amortization of lease costs ($1.2 million).  Same store rental income, properties owned for both years ended December 31, 2007 and 2006, and excluding straight-line rental income increased $3.2 million due to rental increases provided for in existing lease agreements ($1.5 million) and a new master lease entered into during the fourth quarter of 2006 ($1.7 million).

Interest income from mortgage loans and notes receivable decreased $2.9 million primarily as a result of mortgage loan payoffs.

Interest and other income decreased $0.9 million in 2007 from the prior year primarily as a result of note receivable payoffs ($0.4 million) and a decrease in other income received in conjunction with early payoff of mortgage loans ($0.5 million).

Interest expense decreased $2.1 million in 2007 from the prior year primarily due to a decrease in outstanding borrowings as a result of the payoff of mortgage loans, and bond obligations in 2006.

Depreciation and amortization expense in 2007 increased $0.5 million from the prior year due to acquisitions in 2006 and capital improvements made on existing properties.  See Item 8. FINANCIAL STATEMENTS—Note 6. Real Estate Investments.

Operating and other expenses increased $0.5 million primarily due to the vesting of restricted stock and stock options ($1.2 million), post retirement healthcare benefits vesting during the year ($0.3 million) partially offset by a $1.0 million expense related to an IRS settlement in 2006, as described in Item 8. FINANCIAL STATEMENTS—Note 2. Summary of Significant Accounting Policies.

Non-operating income decreased by $0.5 million as a result of a gain recognized in 2006 from the sale of the National Health Investors, Inc. (or NHI) common stock, as described in Item 8. FINANCIAL STATEMENTS—Note 8. Marketable Securities.

For the year ended December 31, 2007, net income from discontinued operations was $0.1 million.  During 2007 we recognized a $0.1 million gain resulting from the sale of a closed, previously impaired skilled nursing property located in Texas and a 59-bed skilled nursing property located in Tennessee.  For the year ended December 31, 2006, net income from discontinued operations was $33.3 million.  During 2006 we sold four assisted living properties in various states with a total of 431 units and one 174-bed skilled nursing property in Arizona.  We recognized a gain of $32.6 million on the two transactions.  During 2006 we realized $0.7 million in income from discontinued operations related to the properties that were sold in 2006 and 2007.  This reclassification was made in accordance with SFAS No. 144 which requires that the financial results of properties meeting certain criteria be reported on a separate line item called “Discontinued Operations.”

Net income allocable to common stockholders for the year ended December 31, 2007, was $30.6 million compared to $61.2 million for the year ended December 31, 2006.  This decrease is due primarily to a gain on the sale of assets in 2006 and the decrease in mortgage interest income partially offset by increase in rental income and decrease in interest expense as previously discussed.

Critical Accounting Policies

Preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes.  Actual results could differ from those estimates.  See Item 8. FINANCIAL STATEMENTS—Note 2. Summary of Significant Accounting Policies for a description of the significant accounting policies we followed in preparing the consolidated financial statements for all periods presented.  We have identified the following significant accounting policies as critical accounting policies in that they require significant judgment and estimates and have the most impact on financial reporting.

Impairments.  Impairment losses are recorded when events or changes in circumstances indicate the asset is impaired and the estimated undiscounted cash flows to be generated by the asset are less than its carrying amount. Management assesses the impairment of properties individually and impairment losses are calculated as the excess of the carrying amount over the fair value of assets to be held and used, and the carrying amount over the fair value less cost to sell in instances where management has determined that we will dispose of the property as required by SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.”  In determining fair value, we use current appraisals or other third party opinions of value and other estimates of fair value such as estimated undiscounted future cash flows.

In accordance with SFAS No. 114 “Accounting by Creditors for Impairment of a Loan” we evaluate the carrying values of mortgage loans receivable on an individual basis.  Management periodically evaluates the realizability of future cash flows from the mortgages when events or circumstances, such as the non-receipt of principal and interest payments and/or significant deterioration of the financial condition of the borrower, indicate that the carrying amount of the mortgage loan receivable may not be recoverable.  An impairment charge is recognized in current period earnings and is calculated as the difference between the carrying amount of the mortgage loan receivable and the discounted cash flows expected to be received, or if foreclosure is probable, the fair value of the collateral securing the mortgage.

Mortgage Loans Receivable.  Mortgage loans receivable are recorded on an amortized cost basis.  We maintain a valuation allowance based upon the expected collectibility of our mortgage loans receivable.  Changes in the valuation allowance are included in current period earnings.

Revenue Recognition.  Interest income on mortgage loans is recognized using the effective interest method.  We follow a policy related to mortgage interest whereby we consider a loan to be non-performing after 60 days of non-payment of amounts due and do not recognize unpaid mortgage interest income from that loan until the past due amounts have been received.

Rental income from operating leases is recognized in accordance with U.S. generally accepted accounting principles, including Statement of Financial Accounting Standards No. 13 “Accounting for Leases” (or SFAS No. 13) and SEC Staff Accounting Bulletin No. 101 “Revenue Recognition” (or SAB No.101) as amended by SEC Staff Bulletin No. 104 “Revenue Recognition in Financial Statements” (or SAB No. 104).  Substantially all of our leases contain provisions for specified annual increases over the rents of the prior year and are generally computed in one of four methods depending on specific provisions of each lease as follows:  (i) a specified annual increase over the prior year’s rent, generally between 2.0% and 2.5%; (ii) an increase based on the change in the Consumer Price Index from year to year; (iii) an increase derived as a percentage of facility net patient revenues in excess of base revenue amounts or (iv) specific dollar increases over prior years.  SAB No. 104 does not provide for the recognition of contingent revenue until all possible contingencies have been eliminated.  We consider the operating history of the lessee and the general condition of the industry when evaluating whether all possible contingencies have been eliminated and have historically, and expect in the future, to not include contingent rents as income until received.  We follow a policy related to rental income whereby we consider a lease to be non-performing after 60 days of non-payment of past due amounts and do not recognize unpaid rental income from that lease until the amounts have been received.

Rental revenues relating to non-contingent leases that contain specified rental increases over the life of the lease are recognized on the straight-line basis.  Recognizing income on a straight-line basis requires us to calculate the total non-contingent rent containing specified rental increases over the life of the lease and to recognize the revenue evenly over that life.  This method results in rental income in the early years of a lease being higher than actual cash received, creating a straight-line rent receivable asset included in our balance sheet.  At some point during the lease, depending on its terms, the cash rent payments eventually exceed the straight-line rent which results in the straight-line rent receivable asset decreasing to zero over the remainder of the lease term.  We assess the collectibility of straight-line rent in accordance with the applicable accounting standards and our reserve policy and defer recognition of straight-line rent if its collectibility is not reasonably assured.

We will defer recognition of the straight-line rental income if the lessee becomes delinquent in rent owed under the terms of the lease.   If it is determined that the delinquency is temporary, we will resume booking rent on a straight-line basis once payment is received for past due rents.  If it appears that we will not collect future rent under the delinquent lease, we may provide a reserve against the previously recognized straight-line rent receivable asset for a portion, up to its full value, that we estimate may not be recoverable.  At December 31, 2008 and 2007 the straight-line rent receivable balance, net of reserves, was $13.9 million and $10.5 million on our balance sheet.  We evaluate the collectibility of straight-line rent receivable balances on an ongoing basis and provide reserves against receivables we believe may not be fully recoverable.  The ultimate amount of straight-line rent we realize could be less than amounts recorded.

Net loan fee income and commitment fee income are amortized over the life of the related loan.  Costs associated with leases are deferred and allocated over the lease term in proportion to the recognition of rental income as required by SFAS No. 13 “Accounting for Leases.”

Liquidity and Capital Resources

Financing Activities:

During 2008, we used $82.9 million in cash in financing activities.  We paid $15.5 million in principal on mortgage loans and bonds payable including $14.2 million related to the payoff of a mortgage loan payable secured by four assisted living properties located in Ohio.  We also paid cash dividends on our Series C, Series E, and Series F preferred stocks totaling $3.3 million, $0.2 million and $12.3 million respectively.  Additionally, we declared and paid cash dividends on our common stock totaling $36.0 million.  Subsequent to December 31, 2008 we declared a monthly cash dividend of $0.13 per share on our common stock for the months of January, February and March 2009, payable on January 30, February 27 and March 31, 2009, respectively, to stockholders of record on January 22, February 19 and March 23, 2009, respectively.

In June 2007 our Board of Directors terminated the prior existing share repurchase program and authorized a new share repurchase program enabling us to repurchase up to 5,000,000 shares of our common stock.  In January 2008, the Board of Directors amended the share repurchase program to include authorization to repurchase our outstanding preferred securities.  During the year ended December 31, 2008, we invested $14.3 million to repurchase a total of 636,300 shares of our 8.0% Series F Cumulative Preferred Stock (or Series F preferred stock) at an average cost of $22.44 per share, including commissions.  The Series F preferred stock has a liquidation value of $25.00 per share.  As required by EITF D-42, the discounted purchase price on these shares, which is the liquidation value over the fair value, netted with the original issue discount has been added to net income in calculating the allocation of net income allocable to common stockholders.  After this purchase, 6,003,700 shares of our Series F preferred stock remained issued and outstanding. We continue to have an open Board authorization to purchase an additional 3,470,621 shares of our outstanding equity securities.

Additionally, we received $0.4 million in conjunction with the exercise of 17,500 stock options.  The total market value as of the dates of exercise was approximately $0.5 million.

During 2008, holders of 123,419 shares of our 8.5% Series E Cumulative Convertible Preferred Stock (or Series E Preferred Stock) notified us of their election to convert such shares into 246,838 shares of our common stock at the Series E Preferred Stock conversion rate of $12.50 per share.  Subsequent to December 31, 2008, holders of 900 shares of our Series E Preferred Stock notified us of their election to convert such shares into 1,800 shares of common stock.  After this most recent conversion, there are 37,816 shares of our Series E Preferred Stock outstanding.

During the year ended December 31, 2008, one of our limited partners exercised its conversion rights and exchanged a portion of its interest in the limited partnership.  Upon receipt of the redemption notification of 22,000 limited partnership units, we elected to satisfy the redemption in cash.  We paid the limited partner $0.5 million in cash, which represented the closing price of our common stock on the redemption date multiplied by the number of limited partnership units redeemed.  The amount we paid upon redemption exceeded the book value of the limited partnership interest redeemed by $0.1 million.  In accordance with Statement of Financial Accounting Standard No. 141, “Business Combinations” (or SFAS No. 141), we recognized this $0.1 million difference as an increase in the basis of the properties.  Subsequent to this conversion we have 179,882 shares of our common stock reserved for this partnership agreement.  At December 31, 2008 the carrying value (excluding accrued preferred returns) and the market value of the partnership conversion rights are $3.1 million and $3.6 million, respectively.

During the year ended December 31, 2008, we amended and extended our Unsecured Revolving Credit Agreement at an initial commitment amount of $80.0 million.  The Credit Agreement provides for the opportunity to increase the credit amount up to a total of $120.0 million.  The prior agreement did not have an expansion provision.  The Credit Agreement provides a revolving line of credit with no scheduled maturities other than the maturity date of July 17, 2011.  The pricing under the Credit Agreement based on our borrowing election is Prime Rate plus 0.50% or LIBOR plus 1.50% which remained the same as under our prior credit agreement.  At the time of borrowing, we may elect the 1, 2, 3 or 6 month LIBOR rate.  Under financial covenants contained in the Unsecured Credit Agreement which are measured quarterly we are required to maintain, among other things:

(i)                                     a ratio, of total indebtedness to total asset value, not greater than .5 to 1.0,

(ii)                                  a ratio not greater than .35 to 1.0 of secured debt to total asset value

(iii)                               a ratio not less than 2.5 to 1.0 of EBITDA to interest expense, and

(iv)                              a ratio of not less than 1.50 to 1.0 of EBITDA to fixed charges.

At December 31, 2008, we had no outstanding borrowings under our Unsecured Revolving Credit Agreement and the full amount was available for borrowing.    Also, at December 31, 2008 we were in compliance with all covenants.

As of December 31, 2008, we are obligated to make scheduled principal payments on our mortgage loans and bonds payable.  The total scheduled principal payments and debt maturities in 2009 through 2013 and thereafter is approximately $24.8 million, $8.2 million, $0.5 million, $0.6 million, $0.6 million and $2.0 million, respectively.

Available Shelf Registrations:

During 2007, we filed a Form S-3 “shelf” registration statement which became effective August 7, 2007, and provides us with the capacity to offer up to $300.0 million in our debt and/or equity securities.  We currently have $300.0 million of availability under our effective shelf registration.  We may from time to time raise capital under our currently effective shelf registration or a new shelf registration by issuing, in public or private transactions, our equity and debt securities, but the availability and terms of such issuance will depend upon then prevailing market and other conditions.

Operating and Investing Activities:

At December 31, 2008, our real estate investment portfolio (before accumulated depreciation and amortization) consisted of $502.6 million invested primarily in owned long-term care properties and mortgage loans of approximately $78.3 million (prior to deducting a $0.8 million reserve).  Our portfolio consists of direct investments (properties that we either own or on which we hold promissory notes secured by first mortgages) in 101 skilled nursing properties, 101 assisted living properties and two schools.  These properties are located in 30 states.  During the year ended December 31, 2008, net cash provided by operating activities was $56.4 million.

For the year ended December 31, 2008 we recorded $3.5 million in straight-line rent in accordance with SFAS No. 13. “Accounting for Leases.”  Straight-line rental income on a same store basis will increase from $3.5 million for annual 2008 to $4.1 million for projected annual 2009 assuming no new leased investments with fixed annual rental escalations are added to our portfolio.  Also during the year ended December 31, 2008 we recorded a $0.1 million straight-line rent receivable reserve.  During the year ended December 31, 2008 we received $54.7 million of cash rental revenue and recorded $0.6 million of lease inducement costs. At December 31, 2008 and 2007, the straight-line rent receivable balance, net of reserves, on the balance sheet was $13.9 million and $10.5 million, respectively.

In 2008 we had net cash provided by investing activities of $5.0 million.  We invested $3.0 million at an average yield of approximately 10.0% under agreements to renovate 13 properties operated by seven different operators.   Additionally, we invested $1.4 million in capital improvements to existing properties under various lease agreements whose rental rates already reflected this investment.

During 2008 we sold for $0.6 million a vacant parcel of land adjacent to a skilled nursing property in New Mexico to a third party.  We received net cash proceeds of $0.6 million and recognized a $0.1 million gain on sale.  We also acquired a 30-bed skilled nursing property located in Ohio for an aggregate price of $1.0 million that was added to an existing master lease at a 10.0% yield and we agreed to provide funding up to $2.0 million to purchase land, construct and equip a new replacement building which will be a combined skilled nursing and assisted living property.  This investment will be at the higher of one-year LIBOR plus 5.3% or 10.0% and construction must be completed by January 18, 2011.

During 2008 we also acquired, via foreclosure sale, a 140-unit independent living property in Fort Worth, Texas for $4.7 million.  The purchase price represented the amount of the debt outstanding on a first mortgage to an affiliate of Sunwest and capitalized fees associated with the foreclosure.  See Key Transactions above for further discussion on Sunwest non-payment.  The property is being operated by a third party under a 10-year lease with two five-year renewal options.  The lease provides for a10-month rent abatement.  The annual minimum rent is $0.1 million for the first lease year, $0.5 million for the second lease year, $0.6 million for the third lease year and increases 3% annually commencing January 1, 2012 and thereafter.  Beginning January 1, 2011, total rent payable annually will be equal to 25% of gross revenues but never less than the minimum rent as defined by the lease agreement.  We agreed to provide funding up to $0.9 million for specific capital improvements on the leased property with the yield included in the initial lease rate.  The capital improvements deadline is October 7, 2010.  See Item 8. FINANCIAL STATEMENTS — Note 11. Commitments and Contingencies for further discussion about our commitment agreements.

Additionally, during 2008, we invested $9.1 million, net of closing fees, in three mortgage loans.  One loan secured by an assisted living property in Florida with 41 units in the amount of $1.0 million has an initial interest rate of 10.5%, increasing 0.125% annually, with a 25-year amortization and matures in November 2009.  The second loan secured by six assisted living properties located in Texas with 108 units in the amount of $6.8 million has an initial interest rate of 9.5%, increasing 0.15% annually, with a 20-year amortization and matures in June 2018.  The final loan secured by a skilled nursing property located in Utah with 84 beds in the amount of $1.4 million has an initial interest rate of 10.0% increasing 0.15% annually, with a 20-year amortization and matures in 11 years.  We also invested $0.6 million under three mortgage loans for capital improvements at an average rate of 11.1%.  During 2008, we received $14.2 million plus accrued interest related to the payoff of nine mortgage loans secured by nine skilled nursing properties and received $4.7 million in regularly scheduled principal payments.

During 2008 we funded $0.4 million under various loans and line of credit agreements with certain operators.  Additionally, we received $0.8 million in principal payments on notes receivable.

Commitments:

The following table summarizes our capital improvement commitments as of December 31, 2008 (dollar amounts in thousands):

Original		Expiration	Investment at		Open		Estimated		Property
Commitment (9)		Date	12/31/08		Commitment		Yield		Type	Properties	Major Operator
$650		3/31/2009	$124		$526		13.00	%(1)	SNF	1	N/A
2,500		12/4/2009	—		2,500		10.00	%(2)	ALF	35	Alterra
500		3/31/2010	273		227		11.00	%(2)	SNF	1	Preferred Care
2,000		3/31/2010	—		2,000		11.00	%(1)	SNF	1	Preferred Care
4,000		3/31/2010	—		4,000		11.00	%(1)	SNF	1	Preferred Care
875		10/7/2010	7	(8)	868			(6)	ALF	1	N/A
2,500		6/16/2010	2		2,498		10.00	%(1)	SNF	1	N/A
1,500		12/1/2010	—		1,500			(5)	ALF	2	N/A
2,000		1/18/2011	—		2,000			(4)(1)	SNF	1	N/A
5,000	(7)	12/31/2014	—		5,000	(7)		(3)	ALF	37	ALC
$21,525			$406		$21,119

(1)          Minimum rent will increase upon final funding and project completion or in some cases, the improvement deadline as defined in each lease agreement.

(2)          Minimum rent will increase on the 1st of each month by the amount advanced in the previous month.

(3)          9.5% plus the positive difference, if any, between the average yield on the U.S. Treasury 10-year note for the five days prior to funding, minus 420 basis points (expressed as a percentage).

(4)          The higher of one-year LIBOR plus 5.3% or 10%

(5)          The commitment is allocated in two tranches of $0.8 million each. The yield for the first tranche is included in the initial lease rate; the yield for the second tranche is 8.5% with minimum rent increases as per Footnote (2).

(6)          The yield is included in the initial lease rate.

(7)          $5 million per year for the life of the lease.

(8)          Subsequent to December 31, 2008, we invested an additional $0.1 million under this agreement.

(9)          Subsequent to December 31, 2008, we committed to provide a lessee with capital improvement commitment of $0.1 million for specific capital improvements to the skilled nursing property they lease from us.  It is available in two tranches of $50,000 each.  The yield for the first tranche is built in to the lease payments; the yield for the second tranche is 10% with a minimum rent increase upon the earlier of the improvement deadline or final funding and project completion.

The following table summarizes our loan commitments as of December 31, 2008 (dollar amounts in thousands):

Original Commitment (1)	Expiration Date		Investment at 12/31/08	Open Commitment at 12/31/08	Yield	Property Type	Properties	Major Operator
$400	1/1/2009	(3)	$107	$293	(2)	SNF	1	N/A
200	3/31/2009		20	180	10.00%	SNF	1	N/A
450	6/30/2009		250	200	8.75%	SNF	3	N/A
$1,050			$377	$673

(1)          Subsequent to December 31, 2008, we committed to provide the following accounts receivable financing:  (a) A loan with a credit limit not to exceed $20,000 with an interest rate of 10% and a maturity date of July 31, 2009 on an assisted living property, and (b) a loan with a credit limit not to exceed $0.1 million with an interest rate of 10% and a maturity date of December 31, 2009 on a skilled nursing property.  To date, no funds have been requested under either of these agreements.

(2)          The principal balance of the loan will increase on the date any funds are disbursed by an amount equal to such funding and shall bear interest at the then current interest rate of the existing loan.  The monthly loan payment will increase at each increase to the principal balance.  The interest rate at December 31, 2008 is 10.6%

(3)          Subsequent to December 31, 2008, the maturity date was extended to July 1, 2009.

Contractual Obligations:

We monitor our contractual obligations and commitments detailed above to ensure funds are available to meet obligations when due.  The following table represents our long-term contractual obligations (scheduled principal payments and amounts due at maturity) as of December 31, 2008, and excludes the effects of interest (amounts in thousands):

	Total	2009	2010- 2011	2012- 2013	Thereafter
Mortgage loans payable	$32,063	$24,378	$7,685	$—	$—
Bonds payable	4,690	465	1,025	1,165	2,035
	$36,753	$24,843	$8,710	$1,165	$2,035

Off-Balance Sheet Arrangements:

We had no off-balance sheet arrangements as of December 31, 2008.

Liquidity:

We have an Unsecured Credit Agreement in the amount of $80.0 million and it provides for the opportunity to increase the credit amount up to a total of $120.0 million.  The Credit Agreement provides a revolving line of credit with no scheduled maturities other than the maturity date of July 17, 2011.  The pricing under the Credit Agreement based on our borrowing election is Prime Rate plus 0.50% or LIBOR plus 1.50%.  At the time of borrowing, we may elect the 1, 2, 3 or 6 month LIBOR rate.

At December 31, 2008, we had $21.1 million of cash on hand and $80.0 million available on our unsecured line of credit.  In calendar year 2009, we have debt maturities of $8.1 million due in October 2009 at an interest rate of 8.43% and $15.6 million due in December 2009 at an interest rate of 8.81%.  The October maturity may be paid 90 days early and the December maturity may be paid six months early.  In calendar year 2009, we have mortgage receivables of $7.6 million maturing in November.  We believe that our current cash balance, cash flow from operations available for distribution or reinvestment, and our current unsecured line of credit borrowing capacity are sufficient to provide for payment of our current operating costs and debt obligations and to provide funds for distribution to the holders of our preferred stock and pay common dividends at least sufficient to maintain our REIT status.  The timing, source and amount of cash flows provided by financing activities and used in investing activities are sensitive to the capital markets environment, especially to changes in interest rates.  The current turmoil in the debt and equity markets preclude us from, at this time, being able to determine if there is availability of cost-effective long-term capital for significant additional capital investments for calendar 2009.

Item 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

You are cautioned that statements contained in this section are forward looking and should be read in conjunction with the disclosure under the heading “Cautionary Statements” and the “Risk Factors” set forth above.

We are exposed to market risks associated with changes in interest rates as they relate to our mortgage loans receivable and debt.  Interest rate risk is sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors that are beyond our control.

We do not utilize interest rate swaps, forward or option contracts or foreign currencies or commodities, or other types of derivative financial instruments nor do we engage in “off-balance sheet” transactions.  The purpose of the following disclosure is to provide a framework to understand our sensitivity to hypothetical changes in interest rates as of December 31, 2008.

Our future earnings, cash flows and estimated fair values relating to financial instruments are dependent upon prevalent market rates of interest, such as LIBOR or term rates of U.S. Treasury Notes.  Changes in interest rates generally impact the fair value, but not future earnings or cash flows, of mortgage loans receivable and fixed rate debt.  For variable rate debt, such as our revolving line of credit, changes in interest rates generally do not impact the fair value, but do affect future earnings and cash flows.

At December 31, 2008, based on the prevailing interest rates for comparable loans and estimates made by management, the fair value of our mortgage loans receivable using a 7.5% discount rate was approximately $88.9 million.  A 1% increase in such rates would decrease the estimated fair value of our mortgage loans by approximately $3.2 million while a 1% decrease in such rates would increase their estimated fair value by approximately $3.4 million.  A 1% increase or decrease in applicable interest rates would not have a material impact on the fair value of our fixed rate debt.

The estimated impact of changes in interest rates discussed above are determined by considering the impact of the hypothetical interest rates on our borrowing costs, lending rates and current U.S. Treasury rates from which our financial instruments may be priced.  We do not believe that future market rate risks related to our financial instruments will be material to our financial position or results of operations.  These analyses do not consider the effects of industry specific events, changes in the real estate markets, or other overall economic activities that could increase or decrease the fair value of our financial instruments.  If such events or changes were to occur, we would consider taking actions to mitigate and/or reduce any negative exposure to such changes.  However, due to the uncertainty of the specific actions that would be taken and their possible effects, the sensitivity analysis assumes no changes in our capital structure.

Item 8.    FINANCIAL STATEMENTS

Index to Consolidated Financial Statements
and Financial Statement Schedules

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of LTC Properties, Inc.

We have audited the accompanying consolidated balance sheets of LTC Properties, Inc. (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of income and comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedules listed in the Index at Item 15. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of LTC Properties, Inc. at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, as a result of the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 160, “Non Controlling Interests in Consolidated Financial Statements, an Amendment of Accounting Research Bulletin No. 51” and FASB Staff Position EITF No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities” on January 1, 2009, the Company retrospectively adjusted its consolidated financial statements to reflect the presentation and disclosure requirements of these new accounting standards.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), LTC Properties, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 24, 2009 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Los Angeles, California

February 24, 2009, except for the retrospective
adjustments described in Notes 2, 10 and 14,
as to which the date is June 26, 2009

LTC PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	December 31,
	2008		2007
ASSETS
Real Estate Investments:
Buildings and improvements, net of accumulated depreciation and amortization: 2008 - $130,475; 2007 - $115,766	$337,171		$342,222
Land	34,971		34,429
Properties held for sale, net of accumulated depreciation and amortization: 2008 - $0; 2007 - $0	—		463
Mortgage loans receivable, net of allowance for doubtful accounts: 2008 - $760; 2007 - $890	77,541		91,278
Real estate investments, net	449,683		468,392
Other Assets:
Cash and cash equivalents	21,118		42,631
Debt issue costs, net	831		326
Interest receivable	2,010		2,553
Straight-line rent receivable, net of allowance for doubtful accounts: 2008 - $140; 2007 - $0	13,900	(1)	10,548	(1)
Prepaid expenses and other assets	9,148		9,899
Notes receivable	2,895		3,292
Marketable debt securities	6,468	(2)	6,464	(2)
Total assets	$506,053		$544,105

LIABILITIES AND EQUITY
Bank borrowings	$—		$—
Mortgage loans payable	32,063		47,165
Bonds payable	4,690		5,130
Accrued interest	251		349
Accrued expenses and other liabilities	5,015		5,381
Distributions payable	3,022		3,406
Total liabilities	45,041		61,431

Equity:
Preferred stock $0.01 par value: 15,000 shares authorized; shares issued and outstanding: 2008 — 8,042; 2007 — 8,802	189,560		208,553
Common stock: $0.01 par value; 45,000 shares authorized; shares issued and outstanding: 2008 — 23,136; 2007 — 22,872	231		229
Capital in excess of par value	321,979		316,609
Cumulative net income	533,565		490,588
Other	735		956
Cumulative distributions	(588,192)		(537,779)
Total stockholders’ equity	457,878		479,156

Noncontrolling interests	3,134		3,518

Total Equity	461,012		482,674

Total liabilities and equity	$506,053		$544,105

(1)          On December 31, 2008 and 2007, we had $2,037,000 and $1,502,000, respectively, in straight-line rent receivable from a lessee that qualifies as a related party because the lessee’s Chief Executive Officer is on our Board of Directors.  See Note 12. Transactions with Related Party for further discussion.

(2)          At December 31, 2008 and 2007, we had a $6,500,000 face value investment in marketable securities issued by a lessee that qualifies as a related party because the lessee’s Chief Executive Officer is on our Board of Directors.  See Note 12. Transactions with Related Party for further discussion.

See accompanying notes.

LTC PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In thousands, except per share amounts)

	Years ended December 31,
	2008	2007	2006
Revenues:
Rental income	$57,562 (1)	$57,841 (1)	$52,342 (1)
Interest income from mortgage loans	9,708	12,502	15,444
Interest and other income	2,087 (2)	4,447 (2)	5,377 (2)
Total revenues	69,357	74,790	73,163
Expenses:
Interest expense	4,114	4,957	7,028
Depreciation and amortization	14,960	14,305	13,841
Legal expenses	251	260	236
Operating and other expenses	6,840	7,229	6,696
Total expenses	26,165	26,751	27,801
Income before non-operating income	43,192	48,039	45,362
Non-operating income	—	—	517
Income from continuing operations	43,192	48,039	45,879
Discontinued operations:
(Loss) income from discontinued operations	—	(47)	695
Gain on sale of assets, net	92	106	32,557
Net income from discontinued operations	92	59	33,252
Net income	43,284	48,098	79,131
Income allocated to noncontrolling interests	(307)	(343)	(343)
Income allocated to participating securities	(159)	(219)	(447)
Income allocated to preferred stockholders	(14,401)	(16,923)	(17,157)
Net income allocable to common stockholders	$28,417	$30,613	$61,184

Basic earnings per common share (See Note 14):
Continuing operations	$1.23	$1.32	$1.20
Discontinued operations	$0.00	$0.00	$1.43
Net income allocable to common stockholders	$1.24	$1.32	$2.64

Diluted earnings per common share (See Note 14):
Continuing operations	$1.23	$1.31	$1.20
Discontinued operations	$0.00	$0.00	$1.42
Net income allocable to common stockholders	$1.24	$1.31	$2.51

Weighted average shares used to calculate earnings per common share:
Basic	22,974	23,215	23,214
Diluted	23,090	23,582	26,031

Comprehensive Income:
Net income	$43,284	$48,098	$79,131
Reclassification adjustment	(221)	(737)	(715)
Comprehensive income	$43,063	$47,361	$78,416

(1)          During 2008 and 2007, we received $3,917,000 and $1,267,000, respectively, in rental income and recorded $535,000 and $206,000, respectively, in straight-line rental income from a lessee that qualifies as a related party because the lessee’s Chief Executive Officer is on our Board of Directors.  See Note 12. Transactions with Related Party for further discussion.

(2)          During 2008 and 2007, we recognized $728,000 and $1,327,000, respectively, of interest income from a lessee that qualifies as a related party because the lessee’s Chief Executive Officer is on our Board of Directors.  See Note 12. Transactions with Related Party for further discussion.

NOTE: Computations of per share amounts from continuing operations, discontinued operations and net income are made independently.  Therefore, the sum of per share amounts from continuing operations and discontinued operations may not agree with the per share amounts from net income allocable to common stockholders.  Quarterly and year-to-date computations of per share amounts are made independently.  Therefore, the sum of per share amounts for the quarters may not agree with the per share amounts for the year.

See accompanying notes.

LTC PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF EQUITY

(In thousands, except per share amounts)

	Shares				Capital in	Cumulative			Total	Non-
	Preferred Stock	Common Stock	Preferred Stock	Common Stock	Excess of Par Value	Net Income	Other	Cumulative Distributions	Stockholders’ Equity	controlling Interests	Total Equity
Balance — December 31, 2005	8,993	23,276	$213,317	$233	$331,415	$364,045	$(941)	$(443,376)	$464,693	$3,524	$468,217
Conversion of 8.5% Series E Preferred Stock	(159)	318	(3,976)	3	3,973	—	—	—	—	—	—
Payments on stockholder notes	—	—	—	—	—	—	226	—	226	—	226
Reclassification adjustment	—	—	—	—	(3,123)	—	2,408	—	(715)	—	(715)
Repurchase of stock	—	(71)	—	(1)	(1,476)	—	—	—	(1,477)	—	(1,477)
Net income	—	—	—	—	—	78,788	—	—	78,788	343	79,131
Vested stock options	—	—	—	—	43	—	—	—	43	—	43
Stock option exercises	—	46	—	1	368	—	—	—	369	—	369
Vested restricted stock	—	—	—	—	949	—	—	—	949	—	949
Noncontrolling interests preferred return	—	—	—	—	—	—	—	—	—	(349)	(349)
Preferred stock dividends	—	—	—	—	—	—	—	(17,157)	(17,157)	—	(17,157)
Common stock cash distributions ($1.44 per share)	—	—	—	—	—	—	—	(25,285)	(25,285)	—	(25,285)
Balance — December 31, 2006	8,834	23,569	209,341	236	332,149	442,833	1,693	(485,818)	500,434	3,518	503,952
Conversion of 8.5% Series E Preferred Stock	(32)	63	(788)	1	787	—	—	—	—	—	—
Reclassification adjustment	—	—	—	—	—	—	(737)	—	(737)	—	(737)
Stock option exercises	—	34	—	—	191	—	—	—	191	—	191
Repurchase of stock	—	(893)	—	(9)	(18,759)	—	—	—	(18,768)	—	(18,768)
Issue restricted stock	—	99	—	1	(1)	—	—	—	—	—	—
Net income	—	—	—	—	—	47,755	—	—	47,755	343	48,098
Vested stock options	—	—	—	—	109	—	—	—	109	—	109
Vested restricted stock	—	—	—	—	2,133	—	—	—	2,133	—	2,133
Noncontrolling interests preferred return	—	—	—	—	—	—	—	—	—	(343)	(343)
Preferred stock dividends	—	—	—	—	—	—	—	(16,923)	(16,923)	—	(16,923)
Common stock cash distributions ($1.50 per share)	—	—	—	—	—	—	—	(35,038)	(35,038)	—	(35,038)
Balance — December 31, 2007	8,802	22,872	208,553	229	316,609	490,588	956	(537,779)	479,156	3,518	482,674
Conversion of 8.5% Series E Preferred Stock	(124)	247	(3,085)	2	3,083	—	—	—	—	—	—
Reclassification adjustment	—	—	—	—	—	—	(221)	—	(221)	—	(221)
Stock option exercises	—	17	—	—	416	—	—	—	416	—	416
Repurchase of stock	(636)	—	(15,908)	—	642	—	—	989	(14,277)	—	(14,277)
Net income	—	—	—	—	—	42,977	—	—	42,977	307	43,284
Vested stock options	—	—	—	—	1,088	—	—	—	1,088	—	1,088
Vested restricted stock	—	—	—	—	141	—	—	—	141	—	141
Noncontrolling interests conversion	—	—	—	—	—	—	—	—	—	(374)	(374)
Noncontrolling interests preferred return	—	—	—	—	—	—	—	—	—	(317)	(317)
Preferred stock dividends	—	—	—	—	—	—	—	(15,390)	(15,390)	—	(15,390)
Common stock cash distributions ($1.56 per share)	—	—	—	—	—	—	—	(36,012)	(36,012)	—	(36,012)
Balance — December 31, 2008	8,042	23,136	$189,560	$231	$321,979	$533,565	$735	$(588,192)	457,878	3,134	461,012

See accompanying notes.

LTC PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31,
	2008		2007		2006
OPERATING ACTIVITIES:
Net income	$43,284		$48,098		$79,131
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization — continuing operations	14,960		14,305		13,841
Depreciation and amortization — discontinued operations	—		47		103
Stock-based compensation expense	1,229		2,242		992
Gain on sale of real estate and other investments, net	(92)		(106)		(33,074)
Straight-line rental income	(3,492	)(1)	(4,765	)(1)	(3,085	)(1)
Other non-cash items, net	955		(1,213)		(772)
Decrease in interest receivable	152		410		487
(Increase) decrease in prepaid, other assets and allowance	(113)		139		161
Decrease in accrued interest payable	(98)		(9)		(172)
Decrease in accrued expenses and other liabilities	(401)		(523)		(45)
Net cash provided by operating activities	56,384		58,625		57,567
INVESTING ACTIVITIES:
Investment in real estate properties and capital improvements, net	(5,369)		(5,696)		(19,685)
Conversion of mortgage loans to owned properties	(13)		—		—
Proceeds from sale of real estate investments, net	555		322		54,035
Payment of deferred lease cost	—		—		(9,500)
Principal payments on mortgage loans receivable	18,990		33,004		31,509
Investment in real estate mortgages	(9,635)		(6,039)		—
Investment in marketable debt and equity securities	—		—		(1,440)
Proceeds from the redemption/sale of marketable securities	—	(2)	3,885	(2)	1,957	(2)
Advances under notes receivable	(420)		(52)		(1,486)
Principal payments received on notes receivable	848		1,139		4,180
Net cash provided by investing activities	4,956		26,563		59,570
FINANCING ACTIVITIES:
Bank borrowings	_	—	—		2,000
Repayment of bank borrowings	—		—		(18,000)
Repayment of senior mortgage participation	—		—		(11,535)
Principal payments on mortgage loans, bonds payable and capital leases	(15,542)		(1,516)		(11,021)
Repurchase of common stock	—		(18,768)		(1,476)
Preferred stock buyback	(14,276)		—		—
Distributions paid to stockholders	(51,786)		(51,978)		(50,909)
Repayment of stockholder loans	—		—		226
Redemption of noncontrolling interests	(510)		—		—
Distributions paid to noncontrolling interests	(317)		(343)		(349)
Other	(422)		161		245
Net cash used in financing activities	(82,853)		(72,444)		(90,819)
(Decrease) increase in cash and cash equivalents	(21,513)		12,744		26,318
Cash and cash equivalents, beginning of year	42,631		29,887		3,569
Cash and cash equivalents, end of year	$21,118		$42,631		$29,887

Supplemental disclosure of cash flow information:
Interest paid	$3,879		$4,714		$6,396
Non-cash investing and financing transactions:
See Note 4: Supplemental Cash Flow Information for further discussion.

(1)   During 2008 and 2007, we recorded $535,000 and $206,000, respectively, in straight-line rental income from a lessee that qualifies as a related party because the lessee’s Chief Executive Officer is on our Board of Directors. See Note 12. Transactions with Related Party for further discussion.

(2)   During 2007, we received $3,885,000 as a result of a partial redemption of our marketable debt securities from a lessee that qualifies as a related party because the lessee’s Chief Executive Officer is on our Board of Directors.  See Note 12. Transactions with Related Party for further discussion.

See accompanying notes.

1.             The Company

LTC Properties, Inc. (or LTC), a Maryland corporation, commenced operations on August 25, 1992.  LTC is a real estate investment trust (or REIT) that invests primarily in long-term care properties through mortgage loans, property lease transactions and other investments.

2.             Summary of Significant Accounting Policies

Basis of Presentation.  The accompanying consolidated financial statements include the accounts of LTC, our wholly-owned subsidiaries and our controlled partnership.  All intercompany investments, accounts and transactions have been eliminated.  Control over the partnership is based on the provisions of the partnership agreement that provides us with a controlling financial interest in the partnership.  Under the terms of the partnership agreement, we, as the general partner, are responsible for the management of the partnership’s assets, business and affairs.  Our rights and duties in management of the partnership include making all operating decisions, setting the capital budget, executing all contracts, making all employment decisions, and handling the purchase and disposition of assets, among others.  We, as the general partner, are responsible for the ongoing, major, and central operations of the partnership and make all management decisions.  In addition, we, as the general partner, assume the risk for all operating losses, capital losses, and are entitled to substantially all capital gains (appreciation).

Emerging Issues Task Force (or EITF) Issue No. 04-5 “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners have Certain Rights” (or EITF 04-5) creates a framework for evaluating whether a general partner or a group of general partners controls a limited partnership or a managing member or a group of managing members controls a limited liability company and therefore should consolidate the entity.  EITF 04-5 states that the presumption of general partner or managing member control would be overcome only when the limited partners or non-managing members have certain specific rights as described in EITF 04-5.  The limited partners have virtually no rights and are precluded from taking part in the operation, management or control of the partnership.  The limited partners are also precluded from transferring their partnership interests without the expressed permission of the general partner.  However, we can transfer our interest without consultation or permission of the limited partners.  We consolidate our partnerships in accordance with EITF 04-5.

Statement of Accounting Financial Standard (or SFAS) No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” requires certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity to be classified as liabilities.  Any noncontrolling minority interest that may be redeemed with equity of any entity (including equity of an entity other than the subsidiary) does not meet the definition of a mandatorily redeemable financial instrument and thus does not fall under SFAS No. 150 guidelines.  Since the partnership agreement with our limited partners (minority interests) specifies that the limited partners’ exchange rights may be settled in our common stock or cash at our option SFAS No. 150 does not have an impact on the financial statement presentation or accounting for our minority interests.

Financial Accounting Standards Board (or FASB) Interpretation No. 46(R) “Consolidation of Variable Interest Entities” (or FIN 46) addresses when a company should include in its financial statements the assets, liabilities and activities of another entity.  FIN 46 requires that we consolidate a “variable interest entity” if we are subject to a majority of the risk of loss from the “variable interest entity’s” activities, or are entitled to receive a majority of the entity’s residual returns, or both.  FIN 46 also requires disclosure about “variable interest entities” that we are not required to consolidate but in which we have a significant variable interest.  We believe that as of December 31, 2008, we do not have investments in any entities that meet the definition of a “variable interest entity.”

Certain reclassifications have been made to the prior period financial statements to reflect Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51” (or SFAS No. 160),

and conform to the current year presentation as required by SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Use of Estimates.  Preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes.  Actual results could differ from those estimates.

Cash Equivalents.  Cash equivalents consist of highly liquid investments with a maturity of three months or less when purchased and are stated at cost which approximates market.

Land, Buildings and Improvements.  Land, buildings and improvements are recorded at cost.  Depreciation is computed principally by the straight-line method for financial reporting purposes and includes depreciation associated with properties we lease that qualify as capital leases under SFAS No. 13 “Accounting for Leases.”  Estimated useful lives for financial reporting purposes generally range from 3 years for computers to 7 years for equipment and 35 to 40 years for buildings.

Mortgage Loans Receivable.  Mortgage loans receivable we originate are recorded on an amortized cost basis.  Mortgage loans we acquire are recorded at fair value at the time of purchase net of any related premium or discount which is amortized as a yield adjustment to interest income over the life of the loan.

Allowance for Loan Losses.  We maintain an allowance for loan losses in accordance with SFAS No. 114 “Accounting by Creditors for Impairment of a Loan,” as amended, and SEC Staff Bulletin No. 102 “Selected Loan Loss Allowance Methodology and Documentation Issues.”  The allowance for loan losses based upon the expected collectibility of the mortgage loans receivable and is maintained at a level believed adequate to absorb potential losses in our loans receivable.  In determining the allowance we perform a quarterly evaluation of all outstanding loans.  If this evaluation indicates that there is a greater risk of loan charge-offs, additional allowances are recorded in current period earnings.

Impairments.  Impairment losses are recorded when events or changes in circumstances indicate the asset is impaired and the estimated undiscounted cash flows to be generated by the asset are less than its carrying amount. Management assesses the impairment of properties individually and impairment losses are calculated as the excess of the carrying amount over the fair value of assets to be held and used, and carrying amount over the fair value less cost to sell in instances where management has determined that we will dispose of the property, as required by SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.”  In determining fair value, we use current appraisals or other third party opinions of value and other estimates of fair value such as estimated discounted future cash flows.

In accordance with SFAS No. 114 “Accounting by Creditors for Impairment of a Loan” we evaluate the carrying values of mortgage loans receivable on an individual basis.  Management periodically evaluates the realizability of future cash flows from the mortgages when events or circumstances, such as the non-receipt of principal and interest payments and/or significant deterioration of the financial condition of the borrower, indicate that the carrying amount of the mortgage loan receivable may not be recoverable.  An impairment charge is recognized in current period earnings and is calculated as the difference between the carrying amount of the mortgage loan receivable and the discounted cash flows expected to be received, or if foreclosure is probable, the fair value of the collateral securing the mortgage.

EITF 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” gives guidance to be used to determine when an investment is considered impaired, whether that impairment is other-than-temporary and the measurement of an impairment loss.  The guidance also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments.  Comparative information for periods prior to initial application is not required.  On

November 3, 2005, the FASB issued FASB Staff Position (or FSP) FAS No. 115-1 which replaces the impairment evaluation guidance of EITF 03-1.  We have adopted FSP FAS No. 115-1 as required.

Fair Value of Financial Instruments.  SFAS No. 107 “Disclosures about Fair Value of Financial Instruments” requires the disclosure of fair value information about financial instruments for which it is practicable to estimate that value.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument.  SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements.  Accordingly, the aggregate fair market value amounts presented in the notes to these financial statements do not represent our underlying carrying value in financial instruments.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurement” (or SFAS No. 157).  SFAS No. 157 provides guidance for using fair value to measure assets and liabilities.  The standard expands required disclosures about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings.  SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. SFAS No. 157 does not expand the use of fair value in any new circumstances.  SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement.  Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability.  As a basis for considering market participant assumptions in fair value measurements, SFAS No. 157 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).  Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.  Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices).  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

On February 14, 2008, the FASB issued FASB Staff Position No. 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” (or SFAS No. 157-1).  SFAS No. 157-1 amends SFAS No. 157, to exclude the FASB issued Statement of Financial Accounting Standards No. 13, “Accounting for Leases” ( or SFAS No. 13), and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under SFAS No. 13.  However, this scope exception does not apply to assets acquired and liabilities assumed in a business combination that are required to be measured at fair value under FASB Statement No. 141(R), “Business Combinations” (or SFAS No. 141(R)), regardless of whether those assets and liabilities are related to leases.  The adoption of SFAS No. 157 on January 1, 2008 did not have a material impact on our results of operations or financial position.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value of Option for Financial Assets and Financial Liabilities” (or SFAS No. 159).  SFAS No. 159 permits entities to choose to measure certain financial assets and liabilities at fair value, with the change in unrealized gains and losses on items for which the fair value option has been elected reported in earnings.  SFAS No. 159 is effective for fiscal years beginning after November 15, 2007.  We did not adopt the elective fair market value option in our 2008 financial statements.

The carrying amount of cash and cash equivalents approximates fair value because of the short-term maturity of these instruments.  We do not invest our cash in auction rate securities.  The carrying value and fair value of our financial instruments as of December 31, 2008 and 2007 assuming election of SFAS No. 159 were as follows (in thousands):

	At December 31, 2008			At December 31, 2007
	Carrying Value	Fair Value		Carrying Value	Fair Value
Mortgage loans receivable	$77,541	$88,891	(1)	$91,278	$105,421	(1)
Marketable debt securities	6,468	6,110	(2)	6,464	6,955	(2)
Mortgage loans payable	32,063	32,914	(3)	47,165	48,832	(3)
Bonds payable	4,690	4,690	(4)	5,130	5,130	(4)

(1)   Our investment in mortgage loans receivable is classified as Level 3.  The fair value is determined using a widely accepted valuation technique, discounted cash flow analysis on the expected cash flows.  The discount rate is determined using our assumption on market conditions adjusted for market and credit risk and current returns on our investments.  The discount rate used to value our future cash inflows of the mortgage loans receivable as December 31, 2008 and 2007 was 7.5%.

(2)   Our investment in marketable debt securities is classified as Level 2 and thus the fair value is measured using quoted market rates for identical instruments in active markets from an independent third party source.  The pricing of our marketable debt securities at December 31, 2008 and 2007 was 94% and 107%, respectively.

(3)   Our obligation under our mortgage loans payable is classified as Level 3 and thus the fair value is determined using a widely accepted valuation technique, discounted cash flow analysis on the expected cash flows.  The discount rate is measured based upon  management’s estimates of rates currently prevailing for comparable loans available to us, and instruments of comparable maturities.  At December 31, 2008 and 2007, the discount rate used to value our future cash outflow of our mortgage loans payable was 6.25%.

(4)   Our bonds payable are at a variable interest rate.  The estimated fair value of our bonds payable approximated their carrying values at December 31, 2008 based upon prevailing market interest rates for similar debt arrangements.

For discussion of our investments in mortgage loans receivable see Note 6. Real Estate Investments.  For discussion of our investment in marketable debt securities see Note 8. Marketable Securities.  For discussion of our mortgage loans payable, bonds payable and senior mortgage participation payable, see Note 9. Debt Obligations.

Investments.  Investments and marketable debt and equity securities are accounted for in accordance with SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” which requires that we categorize our investments as trading, available-for-sale or held-to-maturity.  Available-for-sale securities are stated at fair value, with the unrealized gains and losses, reported in other comprehensive income until realized.  Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in net income.  The cost of securities sold is based on the specific identification method.  Interest and dividends on securities classified as available-for-sale are included in interest and other income.  Our investment in marketable debt securities is classified as held-to-maturity because we have the positive intent and ability to hold the securities to maturity.  Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity.

Revenue Recognition.  Interest income on mortgage loans is recognized using the effective interest method.  We follow a policy related to mortgage interest whereby we consider a loan to be non-performing after 60 days of non-payment of amounts due and do not recognize unpaid mortgage interest income from that loan until the past due amounts have been received.

Rental income from operating leases is recognized in accordance with U.S. generally accepted accounting principles, including Statement of Financial Accounting Standards No. 13 “Accounting for Leases” (or SFAS No. 13) and SEC Staff Accounting Bulletin No. 101 “Revenue Recognition” (or SAB No.101) as amended by SEC Staff Bulletin No. 104 “Revenue Recognition in Financial Statements” (or SAB No. 104).  Substantially all of our leases contain provisions for specified annual increases over the rents of the prior year and are generally computed in one of four methods depending on specific provisions of each lease as follows:  (i) a specified annual increase over the prior year’s rent, generally between 2.0% and 2.5%; (ii) an increase based on the change in the Consumer Price Index from year to year; (iii) an increase derived as a percentage of facility net patient revenues in excess of base revenue amounts or (iv) specific dollar increases over prior years.  SAB No. 104 does not provide for the recognition of contingent revenue until all possible contingencies have been eliminated.  We consider the operating history of the lessee and the general condition of the industry when evaluating whether all possible contingencies have been eliminated and have historically, and expect in the future, to not include contingent rents as income until received.  We follow a policy related to rental income whereby we consider a lease to be non-performing after 60 days of non-payment of past due amounts and do not recognize unpaid rental income from that lease until the amounts have been received.

Rental revenues relating to non-contingent leases that contain specified rental increases over the life of the lease are recognized on the straight-line basis.  Recognizing income on a straight-line basis requires us to calculate the total non-contingent rent containing specified rental increases over the life of the lease and to recognize the revenue evenly over that life.  This method results in rental income in the early years of a lease being higher than actual cash received, creating a straight-line rent receivable asset included in our balance sheet.  At some point during the lease, depending on its terms, the cash rent payments eventually exceed the straight-line rent which results in the straight-line rent receivable asset decreasing to zero over the remainder of the lease term.  We assess the collectibility of straight-line rent in accordance with the applicable accounting standards and our reserve policy and defer recognition of straight-line rent if its collectibility is not reasonably assured.

We will defer recognition of the straight-line rental income if the lessee becomes delinquent in rent owed under the terms of the lease.   If it is determined that the delinquency is temporary, we will resume booking rent on a straight-line basis once payment is received for past due rents.  If it appears that we will not collect future rent under the delinquent lease, we may provide a reserve against the previously recognized straight-line rent receivable asset for a portion, up to its full value, that we estimate may not be recoverable.

Net loan fee income and commitment fee income are amortized over the life of the related loan.  Costs associated with leases are deferred and allocated over the lease term in proportion to the recognition of rental income as required by SFAS No. 13 “Accounting for Leases.”

Federal Income Taxes.  LTC qualifies as a REIT under the Internal Revenue Code of 1986, as amended, and as such, no provision for Federal income taxes has been made.  A REIT is required to distribute at least 90% of its taxable income to its stockholders and a REIT may deduct dividends in computing taxable income.  If a REIT distributes 100% of its taxable income and complies with other Internal Revenue Code requirements, it will generally not be subject to Federal income taxation.

For Federal tax purposes, depreciation is generally calculated using the straight-line method over a period of 27.5 years.  Earnings and profits, which determine the taxability of distributions to stockholders, differs from net income for financial statement purposes principally due to the treatment of certain interest income, other expense items, impairment charges, and depreciable lives and basis of assets.  At December 31, 2008, the book basis of our net assets exceeded the tax basis (unaudited) by approximately $55,515,000, primarily due to additional depreciation taken for tax purposes.

At December 31, 2006, we expensed $950,000 related to a closing agreement with the Internal Revenue Service (or IRS).  During 2006 we voluntarily approached the IRS to correct a technical violation in our filing for the year 2000, which is a closed year, and paid the $950,000 to them in the first quarter of 2007.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (or FIN 48), which clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements.  FIN 48 utilizes a two-step approach for evaluating tax positions.  Recognition (step one) occurs when a company concludes that a tax position, based solely on its technical merits, is more likely than not to be sustained upon examination.  Measurement (step two) is only addressed if step one has been satisfied (i.e., the position is more likely than not to be sustained).  Under step two, the tax benefit is measured as the largest amount of benefit (determined on a cumulative probability basis) that is more likely than not to be realized upon ultimate settlement.  FIN 48 is effective for fiscal years beginning after December 15, 2006.  The adoption of FIN 48 on January 1, 2007 did not have a material effect on our consolidated financial statements.

We may from time to time be assessed interest or penalties by certain tax jurisdictions.  In the event we have received an assessment for interest and/or penalties, it has been classified in the financial statements as general and administrative expense.

Concentrations of Credit Risks.  Financial instruments which potentially subject us to concentrations of credit risk consist primarily of cash and cash equivalents, mortgage loans receivable and operating leases on owned properties.  Our financial instruments, mortgage loans receivable and operating leases, are subject to the possibility of loss of carrying value as a result of the failure of other parties to perform according to their contractual obligations or changes in market prices which may make the instrument less valuable.  We obtain various collateral and other protective rights, and continually monitor these rights, in order to reduce such possibilities of loss.  In addition, we provide reserves for potential losses based upon management’s periodic review of our portfolio.

Discontinued Operations.  In accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” properties held-for-sale on the balance sheet includes only those properties available for immediate sale in their present condition and for which management believes that it is probable that a sale of the property will be completed within one year.  Properties held-for-sale are carried at the lower of cost or fair value less estimated selling costs.  No depreciation expense is recognized on properties held-for-sale once they have been classified as such.  The operating results of real estate assets designated as held-for-sale are included in discontinued operations in the consolidated statement of operations.  In addition, all gains and losses from real estate sold are also included in discontinued operations.  As required by SFAS No. 144, gains and losses on prior years related to assets included in discontinued operations in 2006 have been reclassified to discontinued operations in prior years for comparative purposes.  See Note 6. Real Estate Investments, for a detail of the components of the net income from discontinued operations.  Accordingly, we record reclassification adjustments to reflect properties sold subsequent to the respective balance sheet date as held-for-sale in the prior period balance sheet as required by SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Net Income Per Share.  Basic earnings per share is calculated using the weighted-average shares of common stock outstanding during the period excluding common stock equivalents.  Diluted earnings per share includes the effect of all dilutive common stock equivalents.

In June 2008, the FASB issued FASB Staff Position No. EITF Topic No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (or EITF 03-6-1).  EITF 03-6-1 clarifies that outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends participate in undistributed earnings with common stockholders and are considered participating securities, and thus, the issuing entity is required to apply the two-class method of computing basic earnings per share as described in Statement of Financial Accounting Standards No. 128, “Earnings per Share” (or SFAS No. 128).  EITF 03-6-1 is effective January 1, 2009 and its required retrospective adoption to all prior-period earnings per share data is included in the accompanying consolidated financial statements.  Adoption of EITF 03-6-1 did not have a material effect on our basic or diluted earnings per share.

Stock-Based Compensation.  SFAS No. 123 (revised 2004), “Share-Based Payment”, is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation.”  SFAS No. 123(R) supersedes APB Opinion No.

25, “Accounting for Stock Issued to Employees” (or APB 25) and its related interpretations, and amends SFAS No. 95 “Statement of Cash Flows.”  Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123.  However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.  Pro forma disclosure is no longer an alternative.  We adopted SFAS No. 123(R), using the “modified prospective” method, effective January 1, 2006.  The adoption of SFAS No. 123(R) did not have a significant impact on our consolidated financial statements.  We use the Black-Scholes-Merton formula to estimate the value of stock options granted to employees.  This model requires management to make certain estimates including stock volatility, discount rate and the termination discount factor.  If management incorrectly estimates these variables, the results of operations could be affected.  SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under previous literature.  Because we qualify as a REIT under the Internal Revenue Code of 1986, as amended, we are not subject to Federal income taxation.  Therefore, this new reporting requirement did not have an impact on our statements of cash flows.

Segment Disclosures.  SFAS No. 131 “Disclosures About Segments of an Enterprise and Related Information” establishes standards for the manner in which public business enterprises report information about operating segments.  Management believes that substantially all of our operations comprise one operating segment.

Impact of New Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R) which requires the acquiring entity in a business combination to measure the assets acquired, liabilities assumed (including contingencies) and any noncontrolling interests at their fair values on the acquisition date. The statement also requires that acquisition-related transaction costs be expensed as incurred and acquired research and development value be capitalized.  In addition, acquisition-related restructuring costs are to be capitalized only if they meet certain criteria. SFAS No. 141(R) is effective for fiscal years beginning December 15, 2008. We are currently evaluating the impact of the application of SFAS No.141(R) on our results of operations and financial position.

In December 2007, the FASB also issued SFAS No. 160 which requires the classification of noncontrolling interests (formerly minority interests) as a component of consolidated equity in the consolidated balance sheet subject to the provisions of EITF Topic No. D-98, “Classification and Measurement of Redeemable Securities” (or EITF D-98).  SFAS No. 160 is effective for fiscal years beginning December 15, 2008, and is required to be adopted prospectively, except for the presentation and disclosure requirements, which are required to be adopted retrospectively.  The required retrospective adoption is reflected in the accompanying consolidated financial statements.  In addition, SFAS No. 160 changes the way the consolidated income statement is presented, requiring consolidated net income to be reported at the amounts attributable to both the controlling and noncontrolling interest. The calculation of earnings per share will continue to be based on income amounts attributable to the controlling interest. SFAS No. 160 also addresses accounting and reporting for a change in control of a subsidiary. Adoption of SFAS No. 160 on January 1, 2009 did not impact our computation of net income allocable to common stockholders and earnings per share allocable to common stockholders.  We have reclassified the noncontrolling interest of our limited partnership from the mezzanine section of our consolidated balance sheet to equity.  This reclassification totaled $3.1 million and $3.5 million as of December 31, 2008 and 2007, respectively.

3.             Major Operators

We have three operators, based on properties subject to lease agreements and secured by mortgage loans that each represent between 10% and 20% of our total assets and three operators from each of which we derive over 10% of our rental revenue and interest income from mortgage loans.

In 2006, Extendicare Services, Inc. (or EHSI), one of our major operators, effected a reorganization whereby it completed a spin-off of Assisted Living Concepts, Inc (or ALC).  ALC is now a NYSE traded public company operating assisted living centers. The remaining EHSI assets and operations were converted into a Canadian REIT (or Extendicare REIT) listed on the Toronto Stock Exchange (or TSX).  Both Extendicare REIT and ALC continue to be parties to the leases with us.

Alterra Healthcare Corporation (or Alterra) is a wholly owned subsidiary of a publicly traded company, Brookdale Senior Living, Inc. (or Brookdale).  Subsequent to December 31, 2008, the name Alterra Healthcare Corporation was changed to Brookdale Senior Living Communities, Inc.

The following table summarizes Extendicare REIT’s, ALC’s and Brookdale’s financial information as of and for the nine months ended September 30, 2008 per the operators’ public filings (in thousands).   Our other operator is privately owned and thus no public financial information is available:

	(UNAUDITED)
	Extendicare REIT (1)	ALC	Brookdale

Current assets	$433,215	$23,969	$264,689
Non-current assets	1,188,119	444,669	4,422,237
Current liabilities	308,225	46,940	864,223
Non-current liabilities	1,334,145	138,139	2,587,501
Stockholders’ (deficit) equity	(21,036)	283,559	1,235,202

Gross revenue	1,482,228	176,468	1,441,126
Operating expenses	1,451,679	152,889	1,457,342
Income (loss) from continuing operations	16,631	11,293	(94,455)
Net income (loss)	17,858	11,293	(94,455)

Cash provided by operations	58,803	40,296	107,354
Cash used in investing activities	(44,129)	(24,053)	(101,700)
Cash provided by (used in) financing activities	66,721	(23,962)	(50,673)

(1) The numbers shown for Extendicare REIT are in Canadian dollars and are prepared in accordance with Canadian GAAP.

* The financial information contained in the foregoing table for Extendicare REIT, ALC and Brookdale is based on information we obtained from such companies’ available public filing and, therefore, we have not independently verified the accuracy of such information.

Extendicare REIT and ALC, collectively lease 37 assisted living properties with a total of 1,427 units owned by us representing approximately 12.2%, or $61,819,000, of our total assets at December 31, 2008 and 16.7% of rental revenue and interest income from mortgage loans recognized as of December 31, 2008 excluding the effects of straight-line rent and effective interest income from mortgage loans.

Alterra leases 35 assisted living properties with a total of 1,416 units owned by us representing approximately 12.1%, or $61,334,000, of our total assets at December 31, 2008 and 15.5% of rental revenue and interest income from mortgage loans recognized as of December 31, 2008 excluding the effects of straight-line rent and effective interest income from mortgage loans.

Preferred Care, Inc. (or Preferred Care), through various wholly owned subsidiaries, operates 33 skilled nursing properties with a total of 4,021 beds that we own or on which we hold mortgages secured by first trust deeds.  This represents approximately 12.6%, or $63,543,000, of our total assets at December 31, 2008 and 14.8% of rental revenue and interest income from mortgage loans recognized as of December 31, 2008 excluding the effects of straight-line rent and effective interest income from mortgage loans.

Our financial position and ability to make distributions may be adversely affected by financial difficulties experienced by Alterra, Extendicare REIT & ALC, Preferred Care, or any of our lessees and borrowers, including any bankruptcies, inability to emerge from bankruptcy, insolvency or general downturn in business of any such operator, or in the event any such operator does not renew and/or extend its relationship with us or our borrowers when it expires.

4.             Supplemental Cash Flow Information

	For the year ended December 31,
	2008	2007	2006
	(in thousands)
Non-cash investing and financing transactions:
Property exchange	$—	$—	$3,410
Conversion of mortgage loans to owned properties	4,704	—	—
Increase (Decrease) in short term notes / mortgage loans receivable related to the disposition of real estate properties	—	530	(1,500)
Conversion of preferred stock to common stock	3,085	788	3,976
Redemption of noncontrolling interests	136	—	—
Restricted stock issued, net of cancellations	—	1	—
Capital improvement holdback from investments in notes / mortgage loans receivable	—	130	432
Application of a prior year capital expenditure funding	—	—	489

5.             Impairment Charge

No impairment charges were recorded during 2008, 2007 or 2006.  We have evaluated all assets and believe there were no other than temporary impairments.  However in past years, the long-term care industry experienced significant adverse changes which resulted in operating losses by certain of our lessees and borrowers and in some instances the filing by certain lessees and borrowers for bankruptcy protection.  Thus, we cannot predict what, if any, impairment charge may be needed in the future.

6.             Real Estate Investments

Mortgage Loans.  At December 31, 2008, we had 43 mortgage loans secured by first mortgages on 39 skilled nursing properties with a total of 4,498 beds, 16 assisted living residences with 714 units and one school. These properties are located in 16 states.  At December 31, 2008, the mortgage loans had interest rates ranging from 7.3% to 13.7% and maturities ranging from 2009 to 2019.  In addition, the loans contain certain guarantees, provide for certain facility fees and generally have 25-year amortization schedules.  The majority of the mortgage loans provide for annual increases in the interest rate based upon a specified increase of 10 to 25 basis points.  At December 31, 2008 and 2007, the carrying values of the mortgage loans were $77,541,000 and $91,278,000, respectively.  Scheduled principal payments on mortgage loans are $11,777,000; $4,964,000; $10,854,000; $5,393,000; $18,633,000 and $25,920,000 in 2009, 2010, 2011, 2012, 2013 and thereafter, respectively.

During the year ended December 31, 2008, we invested $9,085,000, net of closing fees, in three mortgage loans.  One loan secured by an assisted living property located in Florida with 41 units in the amount of $1,000,000 has an initial interest rate of 10.5%, increasing 0.125% annually, with a 25-year amortization and matures in November 2009.  The second loan secured by six assisted living properties located in Texas with 108 units in the amount of $6,800,000 has an initial interest rate of 9.5%, increasing 0.15% annually, with a 20-year amortization and matures in June 2018.  The final loan secured by a skilled nursing property located in Utah with 84 beds in the amount of $1,400,000 has an initial interest rate of 10.0% increasing 0.15% annually, with a 20-year amortization and matures in 11 years.  We also invested $550,000 under three mortgage loans for capital improvements at an average rate of 11.07%.

Additionally, during the year ended December 31, 2008, we received $14,248,000 plus accrued interest related to the payoff of nine mortgage loans secured by nine skilled nursing properties and received $4,742,000 in regularly scheduled principal payments.

During the year ended December 31, 2007, we invested $6,039,000, net of closing fees and capital improvement holdbacks in two mortgage loans with the same borrower on two skilled nursing properties located in Texas.  One loan in the amount of $4,000,000 is secured by a first trust deed on a property with 230 licensed beds of which 172 beds are Medicaid licensed.  The other loan in the amount of $2,200,000 is secured by a first trust deed on a property with 117 licensed beds of which 114 are Medicaid licensed.  Both loans have an initial interest rate of 9.75%, increasing 0.15% annually, with a 20-year amortization and mature in 10 years.  The borrower has entered into separate operating leases with one of our existing operators.  We also received a $530,000 mortgage loan secured by a skilled nursing property located in Tennessee in connection with the sale of 59-bed skilled nursing property.  See Owned Properties and Lease Commitments below for further detail on the sale.  This loan has a fixed interest rate of 11% and was paid off in July 2008.  During the year ended December 31, 2007 we also received $28,509,000 related to the payoff of 11 mortgage loans secured by 14 skilled nursing properties located in various states.  We also received $4,495,000 in regularly scheduled principal payments.

Owned Properties.  At December 31, 2008, we owned properties in 23 states consisting of 62 skilled nursing properties with a total of 7,209 beds, 85 assisted living properties with 3,884 units and one school.  Owned properties are leased pursuant to non-cancelable operating leases generally with an initial term of 10 to 30 years.  Many of the leases contain renewal options and two contain limited period options that permit the operators to purchase the properties.  The leases provide for fixed minimum base rent during the initial and renewal periods.  The majority of our leases contain provisions for specified annual increases over the rents of the prior year and are generally computed in one of four ways depending on specific provisions of each lease:  (i) a specified percentage increase over the prior year, generally between 2.0% and 2.5%; (ii) the higher of (i) or a calculation based on the Consumer Price Index; (iii) as a percentage of facility net patient revenues in excess of base amounts or (iv) specific dollar increases.  Each lease is a triple net lease which requires the lessee to pay all taxes, insurance, maintenance and repairs, capital and non-capital expenditures and other costs necessary in the operations of the facilities.  Contingent rent income for the years ended December 31, 2008, 2007 and 2006 was not significant in relation to contractual base rent income.

During the year ended December 31, 2008, we sold for $600,000 a vacant parcel of land adjacent to a skilled nursing property in New Mexico to a third party.  We received net cash proceeds of $555,000 and recognized a $92,000 gain on sale.  We also acquired a 30-bed skilled nursing property located in Ohio for an aggregate price of $1,014,000 that was added to an existing master lease at a 10% yield and we agreed to provide funding up to $2,000,000 to purchase land, construct and equip a new replacement building which will be a combined skilled nursing and assisted living property.  This investment will be at the higher of one-year LIBOR plus 5.3% or 10% and construction must be completed by January 18, 2011.  Additionally, during the twelve months ended December 31, 2008, we invested $2,996,000, at an average yield of approximately 10%, under existing commitment agreements to expand and renovate 13 existing properties operated by seven different operators.  As of December 31, 2008, the total commitment remaining for projects currently under renovation was $3,682,000.  We also invested $1,359,000 in capital improvements to existing properties under various lease agreements whose rental rates already reflected this investment.  See Note 11. Commitments and Contingencies for further discussion about our commitment agreements.

During the year ended December 31, 2007 we sold a closed, previously impaired skilled nursing property located in Texas to a third party for $166,000.  We also sold a 59-bed skilled nursing property located in Tennessee to a third party for $700,000.  We received $322,000 in cash proceeds net of closing costs resulting from these sold properties and received a mortgage loan of $530,000 secured by the first mortgage on the skilled nursing property located in Tennessee.  As a result of these two sales, we recognized a gain net of selling expenses of $106,000 in 2007.  Additionally, we invested $4,014,000 at an average yield of approximately 10% under agreements to renovate 20 properties operated by nine different operators.  We also invested $1,682,000 in capital improvements to existing properties under various lease agreements whose rental rates already reflected this investment.

During 2006 we sold four assisted living properties located in various states with a total of 431 units and one 174-bed skilled nursing property located in Arizona.  We recognized a gain of $32,557,000 on the two transactions and received total net proceeds of $3,410,000 in property associated with the exchange described below and $54,035,000 in cash, after paying both closing costs and a $3,824,000 8.75% State of Oregon bond obligation related to one of the properties sold.  See Note 9. Debt Obligations for further discussion of the debt payoff.  In 2005 we sold an option to purchase the four assisted living properties to Sunwest Management Inc. (or Sunwest) for $2,000,000.  In exchange for the right to purchase the properties for $58,500,000 we received $500,000 in cash and a note receivable for $1,500,000.  The proceeds from the sale of the purchase option were applied to the proceeds of the sale of the four assisted living properties in 2006.

During the year ended December 31, 2006 we acquired five skilled nursing properties with a total of 373 beds for $13,536,000 in cash and $3,410,000 in property located in various states.  These properties are leased to two third parties under 10-year master leases, each with two five-year renewal options.  The combined initial annual rent is approximately $1,932,000, an 11.4% initial yield.

Depreciation expense on buildings and improvements, including properties owned under capital leases and properties classified as discontinued operations as required by SFAS No. 144, was $14,709,000, $14,032,000 and $13,581,000 for the years ended December 31, 2008, 2007 and 2006.

Future minimum base rents receivable under the remaining non-cancelable terms of operating leases excluding the effects of straight-line rent are: $56,299,000; $58,230,000; $59,742,000; $60,534,000; $61,412,000 and $343,936,000 for the years ending December 31, 2009, 2010, 2011, 2012, 2013, and thereafter.

Set forth in the table below are the components of the net income from discontinued operations (in thousands):

	For the year ended December 31,
	2008	2007	2006
Rental income	$—	$—	$725
Interest and other income	—	—	97
Total revenues	—	—	822

Interest expense	—	—	17
Depreciation and amortization	—	47	103
Operating and other expenses	—	—	7
Total expenses	—	47	127

(Loss) Income from discontinued operations	$—	$(47)	$695

Any reference to the number of properties, number of schools, number of units, number of beds, and yield on investments in real estate investments are unaudited and outside the scope of our independent registered public accounting firm’s audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board.

Sunwest Management Inc.  On August 19, 2008 we disclosed in a voluntary Current Report on Form 8-K filed with the Securities and Exchange Commission that we had received letters from companies affiliated with Sunwest Management, Inc. (or Sunwest) explaining that Sunwest was experiencing certain negative cash shortfalls which they attributed to properties that had not yet matured in terms of occupancy.  Our relationship with Sunwest is limited to only four properties: two mortgage loans secured by properties in Texas and a master lease covering two properties in California.  We have acted to preserve our investments with respect to Sunwest as described below.

During the year ended December 31, 2008 we did not receive August or September payments on a $1,523,000 loan at an interest rate of 11.15% and secured by a first mortgage on a 165-unit assisted living property in Mesquite, Texas operated by Sunwest.  However, in October we received from non-Sunwest equity investors in this property the payment of all past due interest, property tax impounds, attorney’s fees and a $50,000 replacement reserve.  Interest on the loan, which matures November 19, 2011, represented 1.7% of our interest income from mortgage loans for the year ended December 31, 2008.  On October 31, 2008, we completed an assignment and assumption of the loan to an entity formed by the non-Sunwest equity investors.  One of the non-Sunwest equity investors is operating the property.

During the year ended December 31, 2008 we did not receive August or September payments on a $4,704,000 loan at an interest rate of 11.15% and secured by a first mortgage on a 140-unit independent living property in Fort Worth, Texas operated by Sunwest.  Accordingly we did not record interest income of $131,000 in the third quarter of 2008 related to this mortgage loan.  Interest on the loan represented 5.0% of our interest income from mortgage loans for the three months ended June 30, 2008.  On October 7, 2008 we acquired the property through foreclosure for $4,717,000, the amount of the debt outstanding and capitalized fees associated with the foreclosure.  The property is being operated by a third party under a 10-year lease with two five-year renewal options.  The lease provides for a 10-month rent abatement.  The annual minimum rent is $90,000 for 2009, $525,000 for 2010, $600,000 for 2011 and increases 3% annually commencing January 1, 2012 and thereafter.  Beginning January 1, 2011, total rent payable annually will be equal to 25% of gross revenues but never less than the minimum rent as defined by the lease agreement.  We agreed to provide funding up to $875,000 for specific capital improvements to the leased property with the yield included in the initial lease rate.  The capital improvements deadline is October 7, 2010.  See Note 11. Commitments and Contingencies for further discussion about our commitment agreements.

During the year ended December 31, 2008 we did not receive August, September, October or November payments on a master lease covering a 109-unit assisted living property in Vacaville, California and a 113-unit assisted living property in Bakersfield, California operated by Sunwest.  The total monthly lease payment under the master lease agreement was approximately $208,000 per month or approximately 4.5% of our monthly rental income as of August 2008.  Accordingly we did not record rental income of $832,000 and wrote-off $124,000 of straight-line rent receivable in 2008 related to this lease.  Our total gross investment in the properties under the master lease is approximately $26,156,000 or 4.5% of our gross investments in real estate as of December 31, 2008.  As of December 31, 2008, single purpose subsidiaries owned by us owed debt obligations totaling $16,054,000 secured by the master lease properties.  Specifically, the outstanding principal balance on the Bakersfield property was $8,202,000 at a rate of 8.43% and is due October 1, 2009, and the outstanding principal balance on the Vacaville property was $7,852,000 at a rate of 8.69% and is due August 1, 2010.  On December 1, 2008, we leased these properties to a third party under a 10-year lease with two five-year renewal options.  The annual minimum rent will be $1,800,000 for the first lease year, $2,100,000 for the second lease year, $2,500,000 for the third lease year and increases 3% annually commencing on December 1, 2011 and thereafter.  We agreed to provide capital improvement funding up to $1,500,000 allocated in two tranches of $750,000 each.  The yield on the first tranche is included in the initial lease rate and the second tranche is at an 8.5% yield.  The capital improvement deadline is December 1, 2010.  See Note 11. Commitments and Contingencies for further discussion about our commitment agreements.

7.             Notes Receivable

During 2008, we funded $420,000 and received $848,000 in principal payments under various loans and line of credit agreements with certain operators.  At December 31, 2008, we had 6 loans outstanding with a carrying value of $2,895,000 at a weighted average interest rate of 11.84%.

8.             Marketable Securities

At December 31, 2008 and 2007, we had a $6,500,000 investment in Skilled Healthcare Group, Inc.’s (or SHG) Senior Subordinated Notes with a face rate of 11.0% and an effective yield of 11.1%.  Interest on the notes is payable semi-annually in arrears and the notes mature on January 15, 2014.  One of our board members is the chief executive officer of SHG.

During 2007, SHG redeemed $3,500,000 face value of our original investment of $10,000,000 face value Senior Subordinated Notes at a redemption price equal to 111% of the principal amount of the notes, plus accrued and unpaid interest.  As a result of this early redemption we recognized additional interest income of $385,000 in 2007.

During 2006 we purchased and sold 60,000 shares of National Health Investors, Inc. (or NHI) common stock.  We purchased the shares for a total of $1,440,000, or an average purchase price of $24.00 per share and sold the shares during 2006 for $1,957,000 or an average sales price of $32.62 per share.  Accordingly, we recorded a gain on the sale of marketable equity securities of $517,000 and dividend income of $58,000 for the year ended December 31, 2006.

9.             Debt Obligations

Bank Borrowings.  During 2008, we amended and extended our Unsecured Revolving Credit Agreement at an initial commitment amount of $80,000,000.  The Credit Agreement provides for the opportunity to increase the credit amount up to a total of $120,000,000.  The prior agreement did not have an expansion provision.  The Credit Agreement provides a revolving line of credit with no scheduled maturities other than the maturity date of July 17, 2011.  The pricing under the amended Unsecured Revolving Credit Agreement remains the same as under our prior credit agreement, either Prime Rate plus 0.50% or LIBOR plus 1.50% depending on our borrowing election.  At the time of borrowing, we may elect the 1, 2, 3 or 6 month LIBOR rate.  Under financial covenants contained in the Unsecured Credit Agreement which are measured quarterly we are required to maintain, among other things:

(i)             a ratio, of total indebtedness to total asset value, not greater than .5 to 1.0,

(ii)          a ratio not greater than .35 to 1.0 of secured debt to total asset value

(iii)       a ratio not less than 2.5 to 1.0 of EBITDA to interest expense, and

(iv)      a ratio of not less than 1.50 to 1.0 of EBITDA to fixed charges.

At December 31, 2008, we had no outstanding borrowings under our Unsecured Revolving Credit Agreement and the full amount was available for borrowing.  Also, at December 31, 2008 we were in compliance with all covenants.

Mortgage Loans Payable.  During 2008, we paid off a mortgage loan in the amount of $14,188,000 secured by four assisted living properties located in Ohio.  The retired debt bore an interest rate of 7.27%.  We also paid $914,000 in regularly scheduled principal payments. At December 31, 2008 we had four mortgage loans outstanding with a carrying value of $32,063,000 at a weighted average interest rate of 8.68%.

As of December 31, 2008, single purpose subsidiaries owned by us owed debt obligations totaling $16,054,000, which is included in our outstanding mortgage loan payable, on the master lease properties and secured by the master lease properties.  Specifically, the outstanding principal balance on the Bakersfield property was $8,202,000 at a rate of 8.43% and is due October 1, 2009, and the outstanding principal balance on the Vacaville property was $7,852,000 at a rate of 8.69% and is due August 1, 2010.  See Note 6. Real Estate Investments for further discussion on Sunwest.

The following table represents the year-end balances of our mortgage loans payable and weighted average interest rates allocated by maturity date (dollar amounts in thousands):

	Total Loan Balance at		Total Loan Balance at
Maturity	December 31, 2008	Rate	December 31, 2007	Rate
2009	$24,211	8.68%	$24,781	8.68%
2010	7,852	8.69%	8,005	8.69%
	$32,063		$32,786

As of December 31, 2008 and 2007 the aggregate carrying value of real estate properties securing our mortgage loans payable was $38,702,000 and $57,088,000, respectively.

Bonds Payable.  At December 31, 2008 and 2007 we had outstanding principal of $4,690,000 and $5,130,000, respectively, on multifamily tax-exempt revenue bonds that are secured by five assisted living properties in Washington.  These bonds bear interest at a variable rate that is reset weekly and mature during 2015.  For the year ended December 31, 2008, the weighted average interest rate, including letter of credit fees, on the outstanding bonds was 4.78%.  During 2008 and 2007 we paid $440,000 and $415,000 in regularly scheduled principal payments.  As of December 31, 2008 and 2007, the aggregate carrying value of real estate properties securing our bonds payable was $7,707,000 and $7,971,000, respectively.

During 2006 we prepaid on our $3,824,000 multi-unit housing tax-exempt revenue bond that bore interest at 8.75% and was secured by one assisted living property in Oregon using the proceeds received from the sale of the four assisted living properties as described in Note 6. Real Estate Investments.

Senior Mortgage Participation Payable. In 2002, we completed a loan participation transaction whereby we issued a $30,000,000 Senior Participation interest in 22 of our first mortgage loans that had a total unpaid principal balance of $58,627,000 in the Participation Loan Pool.  The Participation Loan Pool had a weighted average interest rate of 11.6% and a weighted average scheduled term to maturity of 77 months.  The Senior Participation was secured by the entire Participation Loan Pool.  We received net proceeds from the issuance of the Senior Participation of $29,750,000 that was used to reduce commitments and amounts outstanding under our Secured Revolving Credit.

The Senior Participation received interest at a rate of 9.25% per annum, payable monthly in arrears, on the then outstanding principal balance of the Senior Participation.  In addition, the Senior Participation received all mortgage principal collected on the Participation Loan Pool until the Senior Participation balance was reduced to zero.  We retained interest received on the Participation Loan Pool in excess of the 9.25% paid to the Senior Participation.  The ultimate extinguishment of the Senior Participation was tied to the underlying maturities of loans in the Participation Loan Pool.  We accounted for the participation transaction as a secured borrowing under SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.”

During 2006 the Senior Participation was repaid in full receiving a principal payment of $10,767,000 from the payoff of three mortgage loans and the refinance of six mortgage loans in the Participation Loan Pool.  Also during 2006 the Senior Participation received scheduled principal payments of $767,000.  We had no Senior Participation balance at December 31, 2007 and 2008.

Scheduled Principal Payments.  Total scheduled principal payments for our mortgage loans payable, and bonds payable as of December 31, 2008 were $24,843,000; $8,180,000; $530,000; $565,000; $600,000 and $2,035,000 in 2009, 2010, 2011, 2012, 2013 and thereafter.

10.          Equity

Preferred Stock.  Preferred Stock is comprised of the series summarized as follows:

	Shares outstanding at December 31,		Liquidation Value	Dividend	Carrying Value at December 31,
Issuance	2008	2007	Per share	Rate	2008	2007
Series C Cumulative Convertible Preferred Stock	2,000,000	2,000,000	$19.25	8.5%	$18.80	$18.80
Series E Cumulative Convertible Preferred Stock	38,716	162,135	$25.00	8.5%	$23.84	$23.84
Series F Cumulative Preferred Stock	6,003,700	6,640,000	$25.00	8.0%	$23.99	$23.99

Our Series C Cumulative Convertible Preferred Stock (or Series C Preferred Stock) is convertible into 2,000,000 shares of our common stock at $19.25 per share.  Dividends are payable quarterly.  Total shares reserved for issuance of common stock related to the conversion of Series C Preferred Stock were 2,000,000 shares at December 31, 2008 and 2007.

Our Series E Cumulative Convertible Preferred Stock (or Series E Preferred Stock) is convertible at any time into shares of our common stock at a conversion price of $12.50 per share of common stock, subject to adjustment under certain circumstances.  Dividends are payable quarterly.  During 2008, holders of 123,419 shares of Series E Preferred Stock notified us of their election to convert such shares into 246,838 shares of common stock.  During 2007, holders of 31,509 shares of Series E Preferred Stock notified us of their election to convert such shares into 63,018 shares of common stock.  During 2006, holders of 159,031 shares of Series E Preferred Stock notified us of their election to convert such shares into 318,062 shares of common stock.  Total shares reserved for issuance of common stock related to the conversion of Series E Preferred Stock were 77,432 at December 31, 2008.  Subsequent to December 31, 2008, holders of 900 shares of Series E Preferred Stock notified us of their election to convert such shares into 1,800 shares of common stock.  Subsequent to this most recent conversion, there are 37,816 shares of our Series E Preferred Stock outstanding.

Our Series F Cumulative Stock (or Series F Preferred Stock) is not redeemable prior to February 23, 2009, except as necessary to preserve our status as a real estate investment trust.  On or after February 23, 2009, we may, at our option, redeem the Series F Preferred Stock, in whole or from time to time in part, for $25.00 per Series F Preferred Stock in cash plus any accrued and unpaid dividends to the date of redemption.  The dividend rate is 8.0% and the liquidation value is $25.00 per share. Dividends are cumulative from the date of original issue and are payable quarterly to stockholders of record on the first day of each quarter.  During 2008, we invested $14,276,000 to repurchase a total of 636,300 shares of our Series F Preferred Stock at an average cost of $22.44 per share, including commissions.  The Series F preferred stock has a liquidation value of $25.00 per share.  As required by EITF Topic No. D-42 (or EITF D-42), “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock,” the discounted purchase price on these shares, which is the liquidation value over the fair value, netted with the original issue discount has been added to net income in calculating the allocation of net income allocable to common stockholders.  At December 31, 2008 there were 6,003,700 shares of our Series F Preferred Stock outstanding.

While outstanding, the liquidation preferences of the preferred stocks are pari passu.  None have any voting rights, any stated maturity, nor are they subject to any sinking fund or mandatory redemption.

Common Stock.  During 2006 we repurchased and retired 71,493 shares of common stock for an aggregate purchase price of $1,476,000 or $20.65 per share.  The shares were purchased on the open market under a Board authorization to purchase up to 5,000,000 shares.  Including these purchases, 2,604,393 shares were purchased under this authorization.  In June 2007 our Board of Directors terminated the prior existing share repurchase program and authorized a new share repurchase program enabling us to repurchase up to 5,000,000 shares of our common stock.  In January 2008, the Board of Directors amended the share repurchase program to include authorization to repurchase our outstanding preferred securities.  During 2007 we repurchased and retired 893,079 shares of common stock for an aggregate purchase price of $18,768,000 or $21.01 per share, including commissions.  The shares were purchased on the open market under the new Board authorization discussed above.  After this common stock repurchase and the Preferred stock repurchase, as mentioned above, we continue to have an open Board authorization to purchase an additional 3,470,621 shares.

Noncontrolling Interests. At December 31, 2008 we have one limited partnership and reserved 179,882 shares of our common stock under this partnership agreement.  Since we exercise control, we consolidate the limited partnership and we carry the noncontrolling interest at cost.  The limited partnership agreement allows the limited partners to convert, on a one-for-one basis, their limited partnership units into shares of common stock or the cash equivalent, at our option.    If we issued shares of our common stock upon limited partners’ election to exercise their conversion rights, the carrying amount of the partnership would be reclassified to stockholders’ equity.

During 2008 one of our limited partners exercised its conversion rights and exchanged a portion of its interest in the limited partnership.  Upon receipt of the redemption notification of 22,000 limited partnership units, we elected to satisfy the redemption in cash.  We paid the limited partner $510,000 in cash, which represented the closing price of our common stock on the redemption date multiplied by the number of limited partnership units redeemed.  The amount we paid upon redemption exceeded the book value of the limited partnership interest redeemed by $136,000.  In accordance with Statement of Financial Accounting Standard No. 141, “Business Combinations” (or SFAS No. 141), we recognized this $136,000 difference as an increase in the basis of the properties.  At December 31, 2008 the carrying value and the market value of the partnership conversion rights, excluding accrued preferred returns, are $3,058,000 and $3,648,000, respectively.

Available Shelf Registrations.  During 2007 we filed a Form S-3 “shelf” registration statement which became effective August 7, 2007 and provides us with the capacity to offer up to $300,000,000 in our debt and/or equity securities.  At December 31, 2008 we had $300,000,000 available under the “shelf” registration.

Dividend Distributions. We declared and paid the following cash dividends on our common and preferred stock (in thousands):

	Year ended December 31, 2008				Year ended December 31, 2007				Year ended December 31, 2006
	Declared		Paid		Declared		Paid		Declared		Paid
Preferred Stock
Series C	$3,272		$3,272		$3,272		$3,272		$3,272		$3,272
Series E	110		176		371		388		605		689
Series F	12,008		12,326		13,280		13,280		13,280		13,280
Total Preferred	15,390		15,774		16,923		16,940		17,157		17,241
Common Stock	36,012	(1)	36,012	(1)	35,038	(2)	35,038	(2)	25,285	(3)	33,668	(4)
Total	$51,402	(5)	$51,786	(5)	$51,961	(5)	$51,978	(5)	$42,442	(5)	$50,909	(5)

(1)          Represents $0.130 per share per month for the year ended December 31, 2008.

(2)          Represents $0.125 per share per month for the year ended December 31, 2007.

(3)          Represents $0.12 per share per month declared for April through December.  Dividends for the first quarter of 2006 were declared and accrued during fourth quarter of 2005.

(4)          Represents $0.12 per share per month for the year ended December 31, 2006.

(5)          The difference between declared and paid is the change in distributions payable on the balance sheet.

Subsequent to December 31, 2008, we declared a monthly cash dividend of $0.13 per share on our common stock for the months of January, February and March 2009, payable on January 30, February 27 and March 31, 2009, respectively, to stockholders of record on January 22, February 19 and March 23, 2009, respectively.

Other Equity.  At December 31, 2008 and 2007, Other Equity consisted of $735,000 and $956,000, respectively, of accumulated other comprehensive income.

Accumulated Other Comprehensive Income.   During the years we had investments in REMIC Certificates, we retained the non-investment grade certificates issued in the securitizations.  During 2005, a loan was paid off in the last remaining REMIC pool which caused the last third party REMIC Certificate holders entitled to any principal payments to be paid off in full.  After this transaction, we became the sole holder of the remaining REMIC Certificates and are therefore entitled to the entire principal outstanding of the loan pool underlying the remaining REMIC Certificates.  Under EITF Topic No. 02-9 (or EITF 02-9) “Accounting for Changes That Result in a Transferor Regaining Control of Financial Assets Sold”, a Special Purpose Entity (or SPE) may become non-qualified or tainted which generally results in the “repurchase” by the transferor of all the assets sold to and still held by the SPE.  Since we were the sole REMIC Certificate holder entitled to principal from the underlying loan pool, we had all the risks and were entitled to all the rewards from the underlying loan pool.  As required by EITF 02-9, the repurchase for the transferred assets was accounted for at fair value.  The accumulated other comprehensive income balance represents  the fair market value adjustment offset by any previously adjusted impairment charge which is amortized to increase interest income over the remaining life of the loans that we repurchased from the REMIC pool.

Notes Receivable from Stockholders.   In 1997, the Board of Directors adopted a loan program designed to encourage executives, key employees, consultants and directors to acquire common stock through the exercise of options.  Under the program, we made full recourse, secured loans to participants equal to the exercise price of vested options plus up to 50% of the taxable income resulting from the exercise of options.   Such loans bear interest at the then current Applicable Federal Rate (or AFR).  In January 2000, the Board of Directors approved a new loan agreement (or New Agreement) for current executives and directors in the amounts of the then remaining principal balance of the original loans.

The new loan agreements provided that the interest rate would be 6.07% (AFR for an equivalent 3 to 9 year instrument) and interest payments were to be paid from dividends received on shares pledged as security for the New Agreements during the quarter in which the interest is due.  If the dividend does not fully pay the interest due or if no dividend is paid, the unpaid interest is added to the principal balance.  In addition, the notes also require the borrower to reduce principal by one-half of the difference between the most recent dividend received on the pledged shares and the interest paid on the loans from that dividend.

During 2006, the last remaining note receivable from stockholders with a balance of $226,000 was paid in full.  We currently have no loan programs for officers and/or directors and do not provide any guarantee to any officer and/or director or third party relating to purchases and sales of our equity securities.  At December 31, 2008 and 2007, no loans were outstanding.

Stock Based Compensation Plans.  During 2008 we adopted and our stockholders approved The 2008 Equity Participation Plan which replaces The 2004 Restricted Stock Plan, The 2004 Stock Option Plan and The 1998 Equity Participation Plan.  Under The 2008 Equity Participation Plan, 600,000 shares of common stock have been reserved for awards, including nonqualified stock option grants and restricted stock grants to officers, employees, non-employee directors and consultants.  The terms of the awards granted under The 2008 Equity Participation Plan are set by our compensation committee at its discretion.  During 2008 neither stock options nor restricted stock were granted under this plan.

During 2004 we adopted and our stockholders approved The 2004 Stock Option Plan under which 500,000 shares of common stock have been reserved for incentive and nonqualified stock option grants to officers, employees, non-employee directors and consultants.  The terms of the awards granted under The 2004 Stock Option Plan are set by our compensation committee at its discretion.  During 2008 no stock options were granted under this plan.  Also, during 2008 this plan was terminated and replaced by The 2008 Equity Participation Plan, as mentioned above.  During 2007 we granted 174,500 stock options at $23.79 per share and 30,000 stock options at $23.47 per share under this plan.  These shares vest ratably over a three-year period.  During 2006 no stock options were granted under this plan.  Total shares available for future grant under The 2004 Stock Option Plan as of December 31, 2007 and 2006 were 265,500 and 470,000, respectively.  All stock options outstanding that were granted under The 2004 Stock Option Plan vest over three years from the original date of grant.  Unexercised stock options expire seven years after the date of vesting.

Our stockholders approved the 1998 Equity Participation Plan under which 500,000 shares of common stock were reserved.  The plan provides for the issuance of incentive and nonqualified stock options, restricted stock and other stock based awards to officers, employees, non-employee directors and consultants.  The terms of the awards granted under the Plan are set by our compensation committee at its discretion; however, in the case of incentive stock options, the term may not exceed 10 years from the date of grant.  During 2008 neither stock options nor restricted stocks were granted under the plan.  Also, during 2008 this plan was terminated and replaced by The 2008 Equity Participation Plan, as mentioned above.  During 2007 we issued 40,000 shares of restricted stock at $25.98 per share, 46,500 shares of restricted stock at $23.79 per share and 3,766 shares of restricted stock at $23.47 per share under this plan.  These shares vest ratably over a three-year period.  During 2006 neither stock options nor restricted stock were granted under the plan.  Total shares available for future grant under the 1998 Equity Participation Plan as of December 31, 2007 and 2006 were 9,350 and 99,616, respectively.  All stock options and restricted stock outstanding that were granted under the 1998 Equity Participation Plan vest over three to five years from the original date of grant.  Unexercised stock options expire seven years after the date of vesting.

Our stockholders previously approved the 1992 Stock Option Plan.  All shares reserved under the 1992 Stock Plan have vested, been exercised, and been issued.  The 1992 Stock Option Plan no longer is effective.

Nonqualified stock option activity for the years ended December 31, 2008, 2007 and 2006, was as follows:

	Shares			Weighted Average Price
	2008	2007	2006	2008	2007	2006
Outstanding, January 1	234,500	64,000	110,200	$22.71	$10.33	$9.26
Granted	—	204,500	—	$—	$23.74	$—
Exercised	(17,500)	(34,000)	(46,200)	$23.79	$5.64	$7.77
Canceled	—	—	—	$—	$—	$—
Outstanding, December 31	217,000	234,500	64,000	$22.62	$22.71	$10.33
Exercisable, December 31 (1)	80,663	25,000	40,000	$25.88	$14.85	$7.07

(1)   The aggregate intrinsic value of exercisable options at December 31, 2008, based upon the closing price of our common shares at December 31, 2008, amounted to approximately $139,000.  Options exercisable at December 31, 2008 have a weighted average remaining contractual life of approximately 5.9 years.

During 2008 a total of 17,500 options were exercised at a total option value of $416,000 and a total market value as of the exercise dates of $519,000.

Restricted stock activity for the years ended December 31, 2008, 2007 and 2006 was as follows:

	2008	2007	2006
Outstanding, January 1	137,354	130,522	177,495
Granted	—	98,500	—
Vested	(48,904)	(91,668)	(46,973)
Canceled	—	—	—
Outstanding, December 31	88,450	137,354	130,522
Compensation Expense for the year (1)	$1,088,000	$2,132,000	$953,000

(1)   At December 31, 2008, the total compensation cost related to unvested restricted stock granted is $1,326,000, which will be recognized over the remaining vesting period.

During 2004, we adopted and our stockholders approved The 2004 Restricted Stock Plan under which 100,000 shares of common stock have been reserved for restricted stock grants to officers, employees, non-employee directors and consultants.  The terms of the awards granted under The 2004 Restricted Stock Plan are set by our compensation committee at its discretion.  During 2008 we did not issue any shares of restricted stock.  Also, during 2008 this plan was terminated and replaced by The 2008 Equity Participation Plan, as mentioned above.  During 2007 we issued 8,234 shares of restricted stock at $23.47 per share.  These shares vest ratably over a three-year period.  During 2006 we did not issue any shares of restricted stock.  Total shares available for future grant under The 2004 Restricted Stock Plan as of December 31, 2007 and 2006 were 0 and 8,234, respectively.

During 2007 we extended the vesting of 27,120 shares of unvested restricted stock to align the vesting dates with the 40,000 share of restricted stock grant previously discussed.  The impact on future compensation expense we will recognize related to this vesting modification is immaterial.  Additionally, during 2007 we modified the vesting of 54,960 shares of unvested restricted stock by accelerating the vesting so that the 54,960 shares vest ratably from March through December 2007.  Prior to this modification the shares were vesting in two traunches ratably over two and three years, respectively.  The accelerated compensation expense we recognized related to this vesting acceleration was $551,000 in 2007.

Prior to January 1, 2006, deferred compensation related to the award modification was being amortized to compensation expense over the service period.  Effective January 1, 2006, we adopted SFAS No. 123(R) which requires that an equity instrument such as restricted stock, not be recognized until the compensation cost related to that instrument is recognized.  This accounting differs from APB Opinion No. 25 “Accounting for Stock Issued to Employees” (or APB 25) whereby we recorded the grant of non-vested restricted stock in capital with an offsetting contra-equity account, deferred compensation, which was amortized to expense over the vesting period.  As required by SFAS No. 123(R), we reversed the contra-equity deferred compensation balance (i.e., netted it against additional paid-in capital) on January 1, 2006.  Effective January 1, 2006, additional paid-in capital and associated compensation expense related to restricted stock vesting is being recognized over the service period.

Dividends are payable on the restricted shares to the extent and on the same date as dividends are paid on all of our common stock.

We use the Black-Scholes-Merton formula to estimate the value of stock options granted to employees.  This model requires management to make certain estimates including stock volatility, discount rate and the termination discount factor.  If management incorrectly estimates these variables, the results of operations could be affected.

As of December 31, 2008, 2007 and 2006, there were 217,000, 234,500, and 64,000 options outstanding, respectively.  The fair value of these options was estimated utilizing the Black-Scholes-Merton valuation model and assumptions as of each respective grant date.  The estimates for the fair value of options granted during 2008, 2007, and 2006 were as follows:

	Options Granted	Weighted Average Expected Life (in years)	Weighted Average Volatility	Weighted Average Risk Free Interest Rate	Expected Dividend Yield	Weighted Average Fair Value

2008	—	—	—	—	—	$—

2007	174,500	3	0.187	4.66%	6.31%	$2.04
	30,000	3	0.195	5.03%	6.39%	$2.18

2006	—	—	—	—	—	$—

The weighted average exercise price of the options was $22.62, $22.71 and $10.33 and the weighted average remaining contractual life was 1.3, 2.5 and 0.5 years as of December 31, 2008, 2007 and 2006, respectively.  At December 31, 2008, the total compensation cost related to unvested stock options granted is $199,000, which will be recognized over the remaining vesting period.

11.          Commitments and Contingencies

The following table summarizes our capital improvement commitments as of December 31, 2008 (dollar amounts in thousands):

Original		Expiration	Investment at		Open		Estimated		Property
Commitment (9)		Date	12/31/08		Commitment		Yield		Type	Properties	Major Operator
$650		3/31/2009	$124		$526		13.00	%(1)	SNF	1	N/A
2,500		12/4/2009	—		2,500		10.00	%(2)	ALF	35	Alterra
500		3/31/2010	273		227		11.00	%(2)	SNF	1	Preferred Care
2,000		3/31/2010	—		2,000		11.00	%(1)	SNF	1	Preferred Care
4,000		3/31/2010	—		4,000		11.00	%(1)	SNF	1	Preferred Care
875		10/7/2010	7	(8)	868			(6)	ALF	1	N/A
2,500		6/16/2010	2		2,498		10.00	%(1)	SNF	1	N/A
1,500		12/1/2010	—		1,500			(5)	ALF	2	N/A
2,000		1/18/2011	—		2,000			(4)(1)	SNF	1	N/A
5,000	(7)	12/31/2014	—		5,000	(7)		(3)	ALF	37	ALC
$21,525			$406		$21,119

(1)   Minimum rent will increase upon final funding and project completion or in some cases, the improvement deadline as defined in each lease agreement.

(2)   Minimum rent will increase on the 1st of each month by the amount advanced in the previous month.

(3)   9.5% plus the positive difference, if any, between the average yield on the U.S. Treasury 10-year note for the five days prior to funding, minus 420 basis points (expressed as a percentage).

(4)   The higher of one-year LIBOR plus 5.3% or 10%

(5)   The commitment is allocated in two tranches of $750,000 each. The yield for the first tranche is included in the initial lease rate; the yield for the second tranche is 8.5% with minimum rent increases as per Footnote (2).

(6)   The yield is included in the initial lease rate.

(7)   $5,000,000 per year for the life of the lease.

(8)   Subsequent to December 31, 2008, we invested an additional $80,000 under this agreement.

(9)   Subsequent to December 31, 2008, we committed to provide a lessee with capital improvement commitment of $100,000 for specific capital improvements to the skilled nursing property they lease from us.  It is available in two tranches of $50,000 each.  The yield for the first tranche is built in to the lease payments; the yield for the second tranche is 10% with a minimum rent increase upon the earlier of the improvement deadline or final funding and project completion.

The following table summarizes our loan commitments as of December 31, 2008 (dollar amounts in thousands):

Original Commitment (1)	Expiration Date		Investment at 12/31/08	Open Commitment at 12/31/08	Yield	Property Type	Properties	Major Operator
$400	1/1/2009	(3)	$107	$293	(2)	SNF	1	N/A
200	3/31/2009		20	180	10.00%	SNF	1	N/A
450	6/30/2009		250	200	8.75%	SNF	3	N/A
$1,050			$377	$673

(1)   Subsequent to December 31, 2008, we committed to provide the following accounts receivable financing:  (a) a loan with a credit limit not to exceed $20,000 with an interest rate of 10% and a maturity date of July 31, 2009 on an assisted living property, and (b) a loan with a credit limit not to exceed $75,000 with an interest rate of 10% and a maturity date of December 31, 2009 on a skilled nursing property.  To date, no funds have been requested under either of these agreements.

(2)   The principal balance of the loan will increase on the date any funds are disbursed by an amount equal to such funding and shall bear interest at the then current interest rate of the existing loan.  The monthly loan payment will increase at each increase to the principal balance.  The interest rate at December 31, 2008 is 10.6%

(3)   Subsequent to December 31, 2008, the maturity date was extended to July 1, 2009.

12.          Transactions with Related Party

We have entered into transactions with Skilled Healthcare Group, Inc. (or SHG).  One of our directors, Boyd W. Hendrickson, serves as Chief Executive Officer of SHG.

In December 2005, we purchased, on the open market, $10,000,000 face value of SHG Senior Subordinate Notes with a face rate of 11.0% and an effective yield of 11.1%.  Our Board of Directors, with Mr. Hendrickson abstaining, ratified the purchase of SHG Senior Subordinated Notes.  In May 2007, SHG redeemed $3,500,000 face value of the $10,000,000 face value Senior Subordinated Notes at a redemption price equal to 111% of the principal amount of the notes, plus accrued and unpaid interest.  As a result of this early redemption we received $3,885,000 in proceeds including additional interest income of $385,000 in 2007.  At December 31, 2008 and 2007, we have a remaining investment in $6,500,000 face value of SHG Senior Subordinated Notes.  During 2008 and 2007, we recognized $728,000 and $1,327,000, respectively, of interest income related to the SHG Senior Subordinated Notes.  Interest on the notes is payable semi-annually in arrears and the notes mature on January 15, 2014.

In addition, during September 2007 SHG purchased the assets of Laurel Healthcare (or Laurel).  In February 2006 we entered into a 15-year master lease agreement with Laurel.  One of the assets SHG purchased was Laurel’s leasehold interests in the skilled nursing properties Laurel leased from us under the master lease agreement.  Our Board of Directors, with Mr. Hendrickson abstaining, ratified our consent to the assignment of Laurel’s master lease to SHG.  The economic terms of the master lease agreement did not change as a result of our assignment of the master lease to SHG.  During 2008 and 2007, SHG paid us $3,917,000 and $1,267,000 in rent, respectively.  During 2008 and 2007, we recorded $535,000 and $206,000, respectively, of straight-line rental income from SHG.  At December 31, 2008 and 2007, the straight-line rent receivable from SHG was $2,037,000 and $1,502,000, respectively.

Also during 2007 we committed to provide SHG with $800,000 to invest in capital improvements on five skilled nursing properties they lease from us.  The commitment includes interest compounded at 10% on each advance made from the disbursement date until the final distribution of the commitment.  Upon final distribution of the capital allowance, minimum rent shall increase by the total commitment multiplied by 10%.  During 2007 and 2008 we funded $674,000 and $46,000, respectively, under this commitment.  The capital improvements on this commitment have been completed and the commitment has expired.

13.          Distributions

We must distribute at least 90% of our taxable income in order to continue to qualify as a REIT. This distribution requirement can be satisfied by current year distributions or, to a certain extent, by distributions in the following year.

For federal tax purposes, distributions to stockholders are treated as ordinary income, capital gains, return of capital or a combination thereof.  Distributions for 2008, 2007, and 2006 were cash distributions.

The federal income tax classification of the per share common stock distributions are (unaudited):

	Year Ended December 31,
	2008	2007	2006
Ordinary income	$1.557	$1.489	$0.405
Non-taxable distribution	—	—	—
Section 1250 capital gain	—	—	0.243
Long term capital gain	0.003	0.011	0.792
Total	$1.560	$1.500	$1.440

14.          Net Income Per Common Share

Basic and diluted net income per share were as follows (in thousands except per share amounts):

	For the year ended December 31,
	2008	2007	2006
Income from continuing operations	$43,192	$48,039	$45,879

Less income allocated to noncontrolling interests	(307)	(343)	(343)

Less income allocated to participating securities (application of EITF 03-6-1):
Allocation of undistributed net income to participating securities	—	—	(232)
Nonforfeitable dividends on participating securities	(159)	(219)	(215)
Total income allocated to participating securities	(159)	(219)	(447)

Less income allocated to preferred stockholders:
Preferred stock dividends	(15,390)	(16,923)	(17,157)
Allocation of income from preferred stock buyback (application of EITF D-42)	989	—	—
Total income allocated to preferred stockholders	(14,401)	(16,923)	(17,157)

Income from continuing operations allocable to common stockholders	28,325	30,554	27,932

Discontinued operations	92	59	33,252

Total net income allocable to common stockholders	28,417	30,613	61,184

Effect of dilutive securities:
Convertible noncontrolling interests	—	—	343
Convertible preferred securities	110	371	3,876
Total effect of dilutive securities	110	371	4,219

Net income for diluted net income per share	$28,527	$30,984	$65,403

Shares for basic net income per share	22,974	23,215	23,214

Effect of dilutive securities:
Stock options	12	18	47
Noncontrolling interests convertible units	—	—	202
Convertible preferred securities	104	349	2,568
	116	367	2,817

Shares for diluted net income per share	23,090	23,582	26,031

Basic net income per common share	$1.24	$1.32	$2.64
Diluted net income per common share	$1.24 (1)	$1.31 (1)	$2.51 (2)

(1)   The Series C Cumulative Convertible Preferred Stock, the participating securities and the convertible noncontrolling interests have been excluded from the computation of diluted net income per share as such inclusion would be anti-dilutive.

(2)   The participating secruties have been excluded from the computation of diluted net income per share as such inclusion would be anti-dilutive.

15.          Quarterly Financial Information (Unaudited)

	For the quarter ended
	March 31,	June 30,		September 30,	December 31,
	(in thousands except per share amounts)
2008
Revenues (2)	$17,847	$17,851		$16,999	$16,660

Net income from discontinued operations	92	—		—	—

Net income allocable to common stockholders	8,240	7,491		6,748	5,938

Net income per common share from continuing operations net of preferred dividends:
Basic	$0.36	$0.33		$0.29	$0.26
Diluted	$0.36	$0.33		$0.29	$0.26

Net income per common share from discontinued operations:
Basic	$0.00	$0.00		$0.00	$0.00
Diluted	$0.00	$0.00		$0.00	$0.00

Net income per common share allocable to common stockholders:
Basic	$0.36	$0.33		$0.29	$0.26
Diluted	$0.36	$0.33		$0.29	$0.26

Dividends per share declared	$0.39	$0.39		$0.39	$0.39
Dividend per share paid	$0.39	$0.39		$0.39	$0.39

2007
Revenues (2)	$18,729	$19,793	(1)	$18,246	$18,022

Net income (loss) from discontinued operations	136	(13)		(13)	(51)

Net income allocable to common stockholders	8,102	8,549		7,134	6,828

Net income per common share from continuing operations net of preferred dividends:
Basic	$0.34	$0.36		$0.31	$0.30
Diluted	$0.34	$0.36		$0.31	$0.30

Net income per common share from discontinued operations:
Basic	$0.01	$0.00		$0.00	$0.00
Diluted	$0.01	$0.00		$0.00	$0.00

Net income per common share allocable to common stockholders:
Basic	$0.35	$0.36		$0.31	$0.30
Diluted	$0.34	$0.36		$0.31	$0.30

Dividends per share declared	$0.375	$0.375		$0.375	$0.375
Dividend per share paid	$0.375	$0.375		$0.375	$0.375

(1)        Includes $504 in mortgage loan prepayment fees and default interest received from a borrower at payoff of the mortgage loan and $385 in income related to the early redemption of the Skilled Healthcare Group, Inc. Senior Subordinated Notes.  See Note 8. Marketable Securities for further discussion.

(2)        As required by SFAS No. 144, revenues related to properties sold in 2008 and 2007 have been reclassified to discontinued operations for all periods presented.

NOTE:    Quarterly and year-to-date computations of per share amounts are made independently.  Therefore, the sum of per share amounts for the quarters may not agree with the per share amounts for the year.  Computations of per share amounts from continuing operations, discontinued operations and net income (loss) are made independently.  Therefore, the sum of per share amounts from continuing operations and discontinued operations may not agree with the per share amounts from net income (loss) allocable to common stockholders.